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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-249399

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 9, 2020)

GasLog Partners LP

Common Units Representing Limited Partner Interests
Having an Aggregate Offering Price of up to $250,000,000

We have entered into a fourth amended and restated equity distribution agreement (the "Fourth Amended and Restated Equity Distribution Agreement") with Credit Agricole Securities (USA) Inc. and Stifel, Nicolaus & Company, Incorporated relating to the common units representing limited partner interests in GasLog Partners LP offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Fourth Amended and Restated Equity Distribution Agreement, we may offer and sell common units having an aggregate offering price of up to $250,000,000 from time to time through Credit Agricole Securities (USA) Inc. and Stifel, Nicolaus & Company, Incorporated as our sales agents. As of the date of this prospectus supplement, we have issued and sold common units having an aggregate offering price of $123,444,179, which means that we may sell common units having an aggregate offering price of up to $126,555,821.

Sales of the common units, if any, will be made by means of ordinary brokers' transactions on the New York Stock Exchange, or the NYSE, at market prices, in block transactions, or as otherwise agreed upon by the sales agents and us.

We will pay the sales agents a commission of up to 2.0% of the gross sales price per unit sold through them as sales agents under the Fourth Amended and Restated Equity Distribution Agreement.

Under the terms of the Fourth Amended and Restated Equity Distribution Agreement, we also may sell common units to the sales agents as principals for their own account at a price agreed upon at the time of sale. If we sell common units to the sales agents as principals, we will enter into a separate terms agreement with the sales agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agents are not required to sell any specific number or dollar amount of our common units but will use their reasonable efforts, as our agents and subject to the terms of the Fourth Amended and Restated Equity Distribution Agreement, to sell the common units offered, as instructed by us. The offering of our common units pursuant to the Fourth Amended and Restated Equity Distribution Agreement will terminate upon the earlier of (1) the sale of all of the common units subject to the Fourth Amended and Restated Equity Distribution Agreement and (2) the termination of the Fourth Amended and Restated Equity Distribution Agreement by either the sales agents or us.

Our common units are listed on the New York Stock Exchange under the symbol "GLOP". The last reported sales price of our common units on the New York Stock Exchange on March 30, 2021 was $2.76.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. See "Risk Factors" beginning on page S-23 of this prospectus supplement and page 11 of our Annual Report on Form 20-F.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Agricole CIB	Stifel

March 31, 2021

i

 ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the "prospectus", we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference". To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

 SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and accompanying prospectus. You should read "Risk Factors" beginning on page S-20 of this prospectus supplement and beginning on page 11 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission ("SEC") on March 2, 2021 ("Annual Report on Form 20-F") and incorporated herein by reference.

In this prospectus supplement, unless otherwise indicated, references to:

    •
    "GasLog Partners", the "Partnership", "we", "our", "us" or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

    •
    "GasLog", depending on the context, refers to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners;

    •
    "our general partner" refers to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog;

    •
    "GasLog LNG Services" refers to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog;

    •
    "Merger Agreement" refers to the agreement and plan of merger dated as of February 21, 2021, with BlackRock's Global Energy and Power Infrastructure Team (collectively, "GEPIF"), pursuant to which GEPIF will acquire all of the outstanding common shares of GasLog Ltd. that are not held by certain existing shareholders for a purchase price of $5.80 in cash per share (the "Transaction"). Following the consummation of the Transaction, certain existing shareholders including Blenheim Holdings Ltd., which is wholly owned by the Livanos family, and a wholly owned affiliate of the Onassis Foundation (collectively, the "Rolling Shareholders") will continue to hold approximately 55% of the outstanding common shares of GasLog Ltd. and GEPIF will hold approximately 45% of the outstanding common shares of GasLog Ltd.;

    •
    "Shell" refers to Royal Dutch Shell plc or any one or more of its subsidiaries;

    •
    "Centrica" refers to Pioneer Shipping Limited, a wholly owned subsidiary of Centrica plc;

    •
    "Cheniere" refers to Cheniere Marketing International LLP, a wholly owned subsidiary of Cheniere Energy, Inc.;

    •
    "Trafigura" refers to Trafigura Maritime Logistics PTE Ltd.;

    •
    "Gunvor" refers to Clealake Shipping Pte. Ltd., a wholly owned subsidiary of Gunvor Group Ltd.;

    •
    "Sinolam" refers to Sinolam LNG Terminal, S.A.;

    •
    "Endesa" refers to Endesa S.A.;

    •
    "Jera" refers to LNG Marine Transport Limited, the principal LNG shipping entity of Japan's Jera Co., Inc.;

    •
    "JOVO" refers to Singapore Carbon Hydrogen Energy Pte. Ltd., a wholly owned subsidiary of JOVO Group;

    •
    "CNTIC VPower" refers to CNTIC VPower Energy Ltd., an independent Chinese energy company;

    •
    "LNG" refers to liquefied natural gas;

    •
    "Class B Units" refers collectively to the 2,075,000 Class B units (of which 415,000 are Class B-2 units, 415,000 are Class B-3 units, 415,000 are Class B-4 units, 415,000 are Class B-5 units and 415,000 are Class B-6 units), issued on June 30, 2019;

    •
    "Series A Preference Units" refers to our 8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units issued by us on May 15, 2017;

    •
    "Series B Preference Units" refers to our 8.200% Series B Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units issued by us on January 17, 2018;

    •
    "Series C Preference Units" refers to our 8.500% Series C Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units issued by us on November 15, 2018;

    •
    "Preference Units" refers to our Series A Preference Units, our Series B Preference Units and our Series C Preference Units;

    •
    "omnibus agreement" refers to the Omnibus Agreement dated May 12, 2014 by and among the Partnership, GasLog, our general partner and GasLog Partners Holdings LLC, as amended;

    •
    "Partnership Agreement" refers to the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated June 24, 2019.

    •
    "IPO" refers to the initial public offering of GasLog Partners on May 12, 2014;

    •
    "IFRS" refers to International Financial Reporting Standards;

    •
    "IASB" refers to the International Accounting Standards Board;

    •
    "NYSE" refers to the New York Stock Exchange;

    •
    "SEC" refers to the U.S. Securities and Exchange Commission;

    •
    "dollars" and "$" refer to, and amounts are presented in, U.S. dollars;

    •
    "TFDE" refers to tri-fuel diesel electric;

    •
    "X-DF" refers to low pressure dual fuel two-stroke engine propulsion manufactured by Winterthur Gas & Diesel;

    •
    "Steam" refers to steam turbine propulsion; and

    •
    "cbm" refers to cubic meters.

 GasLog Partners LP

Overview

We are a growth-oriented master limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation with seven of our ships under multi-year charters, which we define as charters of five full years or more. Our fleet consists of 15 LNG carriers, including 10 vessels with TFDE propulsion technology and five Steam vessels, with an average carrying capacity of approximately 158,000 cbm. Our cost of equity capital has remained elevated for a prolonged period and has prohibited us from raising, on acceptable terms, the capital required to continue growing our fleet, with the last vessel acquisition completed in April 2019. Since December 31, 2019, a number of increasingly strong negative indicators in the LNG shipping market, exacerbated by the COVID-19 pandemic, caused us to record a non-cash impairment loss against our five Steam vessels in the year ended December 31, 2019 and four of our five Steam vessels in the year ended December 31, 2020. In addition, the Partnership reduced its quarterly common unit distribution to $0.125 in the first quarter of 2020 from $0.561 per unit for the fourth quarter 2019, followed by a further reduction to $0.01 per common unit beginning with the third quarter of 2020. We are now focusing our capital allocation on debt repayment, prioritizing balance sheet strength for 2021, in order to lower our cash break-evens, reduce our cost of capital and further enhance the Partnership's competitive positioning.

On November 10, 2020, we announced our intention to engage with an independent advisor to assess our strategic alternatives. After a comprehensive analysis of the Partnership's corporate structure, assets, financial position, competitive environment and current and expected commercial market, we have concluded that:

  •
  The Partnership will maintain its current corporate structure with GasLog as its general partner;

  •
  The Partnership will continue to pursue an independent commercial and operational strategy of owning, operating and acquiring LNG carriers; and

  •
  Strategy remains an ongoing focus of our board of directors and we are open to entertaining all value-enhancing options for the business as we continue to reduce debt and enhance liquidity.

Twelve of our vessels have fixed charter terms, with an initial duration of more than six months, expiring between June 2021 and June 2026. Seven of our vessels currently operate under long-term time charters (defined as charters with initial duration of more than five years) with eight vessels trading in the short-term spot market (defined as vessels under contracts with initial duration of less than five years). Seven of our vessels are chartered to subsidiaries of Shell.

Our fleet was contributed to us by, or acquired from, GasLog, which controls us through its ownership of our general partner. As of March 31, 2021, we also had options and other certain acquisition rights under which we may acquire additional LNG carriers from GasLog. Under the omnibus agreement entered into with GasLog in connection with our IPO (defined below), we have the option to purchase from GasLog the GasLog Singapore, the GasLog Warsaw, the GasLog Windsor, the GasLog Wales, the GasLog Westminster, the GasLog Georgetown and the GasLog Galveston within 30 days following receipt of notice from GasLog, in each case at fair market value as determined pursuant to the omnibus agreement. In addition, according to the terms of the omnibus agreement, GasLog will be required to offer us the opportunity to purchase each of Hull Nos. 2311 and 2312 within 30 days of the commencement of their respective charters.

Pursuant to the omnibus agreement, we also have a right of first offer from GasLog to purchase any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in ongoing LNG transportation under charters of five full years or more that GasLog owns or acquires (the "Five-Year Vessels") either at their acquisition cost plus certain break up costs (in the case of a newly acquired Five-Year Vessel) or at their fair market value (in the case of a previously owned vessel that becomes a Five-Year Vessel). Generally, we must exercise this right of first offer within 30 days following receipt of notice from GasLog that the vessel has been acquired or has become a Five-Year Vessel.

The options bring the current pipeline of vessels that we have, or may have, the right to acquire from GasLog to nine LNG carriers. We believe that such options and acquisition rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners.

We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional financing. Additionally, as vessels currently operating under long-term time charters (defined as charters with initial duration of more than five years) redeliver, the number of vessels available in the short-term or spot charter market is likely to continue to expand, which may result in reduced opportunities to secure long-term time charters for our vessels.

We are not obligated to purchase any of the vessels from GasLog described above and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. As of March 31, 2021, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog is obligated to use reasonable efforts to obtain any such consents with regards to transactions covered by that agreement. We cannot assure you that in any particular case the necessary consent will be obtained.

On May 12, 2014, we completed an initial public offering of our Common Units (the "IPO"). We completed follow-on public offerings of our Common Units on September 29, 2014, June 26, 2015, August 5, 2016, January 27, 2017 and November 3, 2017. Our Common Units are listed on the New York Stock Exchange (the "NYSE") under the ticker symbol "GLOP". If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

On May 15, 2017, we completed a public offering of our Series A Preference Units, liquidation preference $25.00 per unit. The Series A Preference Units are listed on the NYSE under the ticker symbol "GLOP PR".

On May 16, 2017, we commenced an "at-the-market" offering program (the "ATM Programme") under which we may offer and sell Common Units having an aggregate offering price of up to $100 million from time to time through our sales agents.

On November 3, 2017, we increased the size of the ATM Programme up to an aggregate offering price of up to $144.0 million.

On January 17, 2018, we completed a public offering of our Series B Preference Units, liquidation preference $25.00 per unit. The Series B Preference Units are listed on the NYSE under the ticker symbol "GLOP PR B".

On November 15, 2018, we completed a public offering of our Series C Preference Units, liquidation preference $25.00 per unit. The Series C Preference Units are listed on the NYSE under the ticker symbol "GLOP PR C".

On February 26, 2019, we further increased the size of the ATM Programme up to an aggregate offering price of up to $250.0 million. No issuances of common units were made under the ATM Programme in 2020. Since the commencement of the program through December 31, 2020, we have issued and received payment for a total of 5,291,304 common units, with cumulative gross proceeds of $123.4 million at a weighted average price of $23.33 per unit and net proceeds of $121.2 million. In connection with the issuance of common units under the ATM Programme during this period, the Partnership also issued 107,987 general partner units to its general partner. The net proceeds from the issuance of the general partner units were $2.5 million.

On June 24, 2019, GasLog and GasLog Partners entered into an agreement, effective as of June 30, 2019, to modify the Partnership Agreement, thereby eliminating GasLog's incentive distribution rights ("IDRs"). In exchange for the IDRs, GasLog received 2,532,911 Common Units and 2,490,000 Class B units (of which 415,000 were Class B-1 units, 415,000 are Class B-2 units, 415,000 are Class B-3 units, 415,000 are Class B-4 units, 415,000 are Class B-5 units and 415,000 are Class B-6 units), issued on June 30, 2019. The Class B units have all of the rights and obligations attached to the Common Units, except for voting rights and participation in earnings and distributions until such time as GasLog exercises its right to convert the Class B units to Common Units. The Class B units will become eligible for conversion on a one-for-one basis into Common Units at GasLog's option on July 1, 2021, July 1, 2022, July 1, 2023, July 1, 2024 and July 1, 2025 for the Class B-2 units, Class B-3 units, Class B-4 units, Class B-5 units and the Class B-6 units, respectively. The Class B-1 units were converted into Common Units on July 1, 2020.

Our Fleet

Owned Fleet

The following table presents information about our fleet as of February 25, 2021:

	LNG Carrier	Year Built	Cargo Capacity (cbm)	Charterer (for contracts of more than six months)	Propulsion	Charter Expiration	Optional Period
1	Methane Rita Andrea	2006	145,000	Spot Market	Steam	–	–
2	Methane Heather Sally	2007	145,000	Spot Market	Steam	–	–
3	GasLog Sydney	2013	155,000	Spot Market	TFDE	–	–
4	GasLog Seattle	2013	155,000	Shell	TFDE	June 2021	–
5	Solaris	2014	155,000	Shell	TFDE	August 2021	–
6	GasLog Santiago	2013	155,000	Trafigura	TFDE	December 2021	2022 - 2028	(1)
7	Methane Shirley Elisabeth	2007	145,000	JOVO	Steam	August 2022	–
8	GasLog Shanghai	2013	155,000	Gunvor	TFDE	November 2022	–
9	Methane Jane Elizabeth	2006	145,000	Cheniere	Steam	March 2023	2024 - 2025	(2)
10	GasLog Geneva	2016	174,000	Shell	TFDE	September 2023	2028 - 2031	(3)
11	Methane Alison Victoria	2007	145,000	CNTIC VPower	Steam	October 2023	2024 - 2025	(4)
12	GasLog Gibraltar	2016	174,000	Shell	TFDE	October 2023	2028 - 2031	(3)
13	Methane Becki Anne	2010	170,000	Shell	TFDE	March 2024	2027 - 2029	(5)
14	GasLog Greece	2016	174,000	Shell	TFDE	March 2026	2031	(6)
15	GasLog Glasgow	2016	174,000	Shell	TFDE	June 2026	2031	(6)

(1)
Charterer may extend the term of this time charter for a period ranging from one to seven years, provided that the charterer gives us advance notice of declaration. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(2)
Charterer may extend the term of the time charters by two additional periods of one year, respectively, provided that the charterer gives us advance notice of declaration. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(3)
Charterer may extend the term of the time charters by two additional periods of five and three years, respectively, provided that the charterer gives us advance notice of declaration. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(4)
Charterer may extend the term of the related charter by two additional periods of one year, provided that the charterer gives us advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(5)
Charterer may extend the term of the related time charter for one extension period of three or five years, provided that the charterer gives us advance notice of its exercise of any extension option. The period shown reflects the expiration of the minimum optional period and the maximum optional period.

(6)
Charterer may extend the term of these time charters for a period of five years, provided that the charterer gives us advance notice of declaration.

Charter Expirations

The GasLog Seattle and the Solaris are due to come off their charters in June 2021 and August 2021, respectively, while the GasLog Santiago is due to come off charter in December 2021. GasLog Partners recently secured a new two-year time charter for the Methane Jane Elizabeth and continues to pursue opportunities for new term charters with third parties, while trading the vessels in the spot market and pursuing the most advantageous redeployment depending on evolving market conditions.

By the end of 2020, all five of the Partnership's Steam vessels had ended their initial multi-year time charters with subsidiaries of Shell, while three additional TFDE vessels will also conclude their multi-year charters during 2021. Although we have been successful in finding longer-term employment for some of our available vessels, this has been concluded at current market rates, which are below those achieved during the initial charters.

Additional Vessels

Five-Year Vessel Business Opportunities

GasLog has agreed, and has caused its controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire, own, operate or charter any LNG carrier with a cargo capacity greater than 75,000 cbm engaged in oceangoing LNG transportation under a charter for five full years or more without, within 30 calendar days after the consummation of the acquisition or the commencement of the operations or charter of such a vessel, notifying us and offering us the opportunity to purchase such vessel at fair market value. We refer to these vessels, together with any related charters, as "Five-Year Vessels". The two newbuildings and seven on-the-water vessels listed below will each qualify as a Five-Year Vessel upon commencement of their respective charters and GasLog will be required to offer to us an opportunity to purchase each vessel at fair market value within 30 days of the commencement of its charter. Generally, we must exercise this right of first offer within 30 days following receipt of notice from GasLog that the vessel has been acquired or has become a Five-Year Vessel. See "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement—Noncompetition" of our Annual Report on Form 20-F for additional information on the LNG carrier purchase options.

	LNG Carrier	Year Built	Cargo Capacity (cbm)	Charterer	Propulsion	Estimated Charter Expiration
1	GasLog Singapore	2010	155,000	Sinolam(1)	TFDE	2031
2	GasLog Warsaw	2019	180,000	Endesa(2)	X-DF	2029
3	GasLog Windsor	2020	180,000	Centrica	X-DF	2027
4	GasLog Wales	2020	180,000	Jera	X-DF	2032
5	GasLog Westminster	2020	180,000	Centrica	X-DF	2027
6	GasLog Georgetown	2020	174,000	Cheniere	X-DF	2027
7	GasLog Galveston	2021	174,000	Cheniere	X-DF	2028
8	Hull No. 2311	Q2 2021(3)	180,000	Cheniere	X-DF	2028(4)
9	Hull No. 2312	Q3 2021(3)	180,000	Cheniere	X-DF	2028(4)

(1)
The vessel is currently trading in the spot market and has been chartered to Sinolam for the provision of an FSU after the vessel's dry-docking and conversion to an FSU.

(2)
The vessel is chartered to a wholly owned subsidiary of Endesa. The charter is expected to commence in May 2021.

(3)
Expected delivery quarters are presented.

(4)
Charter expiration to be determined based upon actual date of delivery.

Rights of First Offer

In addition, under the omnibus agreement, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any LNG carriers with cargo capacities greater than 75,000 cbm engaged in oceangoing LNG transportation under a charter of five full years or more that GasLog owns, as discussed elsewhere in this prospectus supplement.

Vessel Acquisition Considerations

We are not obligated to purchase any of the vessels from GasLog described in the previous sections and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog is obligated to use reasonable efforts to obtain any such consents. We cannot assure you that in any particular case the necessary consent will be obtained. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F for a discussion of the risks we face in acquiring vessels. See also "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement" of our Annual Report on Form 20-F.

Our Relationship with GasLog Ltd.

We believe that one of our principal strengths is our relationship with GasLog. We believe our relationship with GasLog gives us access to GasLog's relationships with leading energy companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers. As of March 31, 2021, GasLog's wholly owned fleet includes 17 LNG carriers (including 15 ships in operation and two LNG carriers on order). In addition, GasLog holds a 35.3% interest (including the 2% interest through general partner units) in the Partnership. GasLog was incorporated in 2003 and is effectively controlled by its chairman, Peter G. Livanos, who beneficially owns approximately 41.4% of GasLog's common shares. Mr. Livanos's family's shipping activities commenced more than 100 years ago. Since its initial public offering in April 2012, GasLog has increased by approximately 84% the total carrying capacity of its wholly owned fleet, which includes vessels on the water and newbuildings on order but excludes the vessels owned by the Partnership and the bareboat fleet. In addition, GasLog, through its wholly owned subsidiary GasLog LNG Services, provides ship management services to the LNG carriers in our fleet, except for the Solaris which is managed by a subsidiary of Shell and, subject to any alternative arrangements with the applicable charterer, additional ships we may acquire from GasLog. GasLog also provides certain administrative and commercial management services to the Partnership. There are also risks associated with GasLog that may affect us. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F.

On February 22, 2021, GasLog announced that it had entered into a Merger Agreement with GEPIF. Under the Merger Agreement, GEPIF will acquire all of the outstanding common shares of GasLog that are not held by the Rolling Shareholders of GasLog in exchange for $5.80 in cash per common share. The Transaction is expected to close in the second quarter of 2021, subject to approval of the Transaction by GasLog shareholders at a special meeting, including by a majority of the shares held by the non-Rolling Shareholders present at the shareholders meeting that will be held in connection with the Transaction, and the satisfaction or waiver of certain customary closing conditions. GasLog's preference shares will remain outstanding and continue to trade on the NYSE immediately following the completion of the Transaction. The common and preference units of GasLog Partners LP will remain outstanding and continue to trade on the NYSE.

As of March 31, 2021, GasLog owns our 2.0% general partner interest, 2,075,000 Class B Units and 14,791,602 common units. Our general partner, by virtue of its general partner interest, controls the appointment of three of our five directors (subject to its right to transfer the power to elect one director to the common unitholders so that they will thereafter elect a majority of our directors).

Corporate Information

Our principal executive offices are located at 69 Akti Miaouli, 18537 Piraeus, Greece, and our phone number is + 30 210 459 1000. We have been organized under the laws of the Republic of the Marshall Islands. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website at www.gaslogmlp.com as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. See "Where You Can Find More Information" for an explanation of our reporting requirements as a foreign private issuer.

 Organizational and Ownership Structure

The following table and diagram depict our simplified organizational and ownership structure as of March 31, 2021:

	Number of Units(1)	Percentage Ownership
Public Common Units	47,517,824	93.88%
Class B Units	2,075,000	4.10%
General Partner Units	1,021,336	2.02%
	50,614,160	100.00%

(1)
The above table does not include 5,750,000 Series A Preference Units which were issued on May 15, 2017, 4,600,000 Series B Preference Units which were issued on January 17, 2018 and the 4,000,000 Series C Preference Units which were issued on November 15, 2018. The preference units will not impact the other classes' percentage ownership, as the Series A Preference Units, the Series B Preference Units and the Series C Preference Units are not included in the calculation of "Percentage Interest" as defined in our Partnership Agreement.

The Offering

Issuer	GasLog Partners LP.
Common units offered by us
Common units having an aggregate offering price of up to $250.0 million. As of the date of this prospectus supplement, we have issued and sold common units having an aggregate offering price of $123.4 million, which means that we may sell common units having an aggregate offering price of up to $126.6 million.
Manner of offering	"At-the-market offering" that may be made from time to time through the sales agents. Please read "Plan of Distribution".
Use of proceeds
We will use the net proceeds from the sale of the securities covered by this prospectus for general partnership purposes, which may include future acquisitions, debt repayment, capital expenditures and additions to working capital. This may include future acquisitions from GasLog. Please read "Use of Proceeds".
U.S. federal income tax considerations
Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. Please see "Risk Factors—Tax Risks" in our Annual Report on Form 20-F, as filed with the SEC on March 2, 2021 and incorporated by reference into this prospectus, for a discussion relating to the taxation of distributions. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders, see "Material U.S. Federal Income Tax Considerations".

Non-U.S. tax considerations	We have been organized under the laws of the Republic of the Marshall Islands. As of March 31, 2021, we have 16 subsidiaries, one formed in the Marshall Islands and 15 incorporated in Bermuda. Of our subsidiaries, 15 own vessels in our fleet. GasLog Partners, GasLog LNG Services and our general partner are expected to be treated as managed and controlled in Greece. For a discussion of material Marshall Islands income tax considerations that may be relevant to prospective unitholders and for a discussion of the risk that unitholders may assume and for the activities we undertake in various jurisdictions for taxation purposes, see "Non-United States Tax Considerations" and "Risk Factors—Tax Risks" starting on page 52 of our Annual Report on Form 20-F.
Exchange listing	Our common units are listed on the NYSE under the symbol "GLOP".

 Summary Financial and Operating Data

Summary Financial Data

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in "Item 18. Financial Statements" of our Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the SEC on March 2, 2021 and incorporated by reference into this prospectus. You should also read "Item 5. Operating and Financial Review and Prospects" of our Annual Report on Form 20-F.

Certain numerical figures included in the below tables have been rounded. Discrepancies in tables between totals and the sums of the amounts listed may occur due to such rounding.

IFRS Common Control Reported Results

The following table presents, in each case for the periods and as of the dates indicated, selected historical financial and operating data. The selected historical financial data as of December 31, 2019 and 2020 and for each of the years in the three-year period ended December 31, 2020 has been derived from our audited consolidated financial statements included in "Item 18. Financial Statements" of our Annual Report on Form 20-F. The selected historical financial data as of December 31, 2016, 2017 and 2018 and for each of the years ended December 31, 2016 and 2017 is a summary of and is derived from our audited consolidated financial statements after retroactive restatement for the transfer of the vessels from GasLog to the Partnership that are not included in our Annual Report on Form 20-F. The financial statements have been prepared in accordance with IFRS, as issued by the IASB.

The annual consolidated financial statements and our historical financial and operating data under "IFRS Common Control Reported Results" include the accounts of the Partnership and its subsidiaries assuming that they are consolidated from the date of their incorporation by GasLog, as they were under the common control of GasLog. The following transfers of vessels from GasLog to the Partnership were each accounted for as a reorganization of entities under common control under IFRS and prior periods were retroactively restated:

Date	Vessel(s) Transferred
November 1, 2016	GasLog Seattle
May 3, 2017	GasLog Greece
July 3, 2017	GasLog Geneva
October 20, 2017	Solaris
April 26, 2018	GasLog Gibraltar
November 14, 2018	Methane Becki Anne
April 1, 2019	GasLog Glasgow

	Year Ended December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars, except per unit data)
STATEMENT OF PROFIT OR LOSS
Revenues	$332,955	$401,806	$383,201	$378,687	$333,662
Net pool allocation	—	—	3,700	1,058	—
Voyage expenses and commissions	(4,557)	(5,033)	(7,506)	(7,308)	(10,443)
Vessel operating costs	(65,686)	(76,272)	(73,697)	(76,742)	(74,798)
Depreciation	(73,297)	(87,048)	(87,584)	(89,309)	(83,058)
General and administrative expenses	(13,437)	(15,719)	(19,754)	(19,401)	(18,960)
Impairment loss on vessels	—	—	—	(138,848)	(23,923)

Profit from operations	175,978	217,734	198,360	48,137	122,480

Financial costs	(62,968)	(70,793)	(72,714)	(71,998)	(50,987)
Financial income	214	1,036	2,448	1,887	295
(Loss)/gain on derivatives	(6,837)	121	(48)	(12,795)	(14,929)

Total other expenses, net	(69,591)	(69,636)	(70,314)	(82,906)	(65,621)

Profit/(loss) for the year	$106,387	$148,098	$128,046	$(34,769)	$56,859

Profit attributable to GasLog's operations(1)	$29,117	$53,981	$25,449	$2,650	—
Partnership's profit/(loss)(1)	$77,270	$94,117	$102,597	$(37,419)	$56,859
EARNINGS/(LOSS) PER UNIT ("EPU") ATTRIBUTABLE TO THE PARTNERSHIP(2)
Common units (basic)	$2.18	$2.09	$1.77	$(1.43)	$0.55
Common units (diluted)	$2.17	$2.09	$1.76	$(1.43)	$0.52
Subordinated units(3)	$2.14	$0.52	N/A	N/A	N/A
General partner units	$2.31	$2.18	$1.83	$(1.52)	$0.55
ADJUSTED EPU ATTRIBUTABLE TO THE PARTNERSHIP(2)(5)
Common units (basic)	$2.11	$2.06	$1.85	$1.82	$1.29
Subordinated units(3)	$2.08	$0.50	N/A	N/A	N/A
General partner units	$2.19	$2.13	$1.88	$1.82	$1.29

	As of December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars, except per unit data)
STATEMENT OF FINANCIAL POSITION DATA
Cash and cash equivalents	$66,978	$153,675	$133,370	$96,884	$103,736
Short-term investments	9,000	—	10,000	—	—
Tangible fixed assets	2,644,618	2,563,122	2,509,283	2,286,430	2,206,618
Total assets	2,747,861	2,732,375	2,696,209	2,396,944	2,333,048
Borrowings—current portion	100,281	132,102	440,389	109,822	104,908
Borrowings—non-current portion	1,616,219	1,409,734	925,411	1,236,202	1,180,635
Total owners'/partners' equity	966,928	1,126,309	1,252,793	965,971	953,818

	Year Ended December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars)
CASH FLOW DATA
Net cash provided by operating activities	$224,943	$254,193	$196,643	$239,061	$166,615
Net cash (used in)/provided by investing activities	(675,830)	4,974	(31,816)	5,475	(23,292)
Net cash provided by/(used in) financing activities	447,586	(172,470)	(185,132)	(281,022)	(136,471)

	Year Ended December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars)
NUMBER OF UNITS OUTSTANDING
General partner units	701,933	836,779	927,532	1,021,336	1,021,336
Common units	24,572,358	41,002,121	45,448,993	46,860,182	47,517,824
Class B units	—	—	—	2,490,000	2,075,000
Subordinated units(3)	9,822,358	—	—	—	—
Preference Units	—	5,750,000	14,350,000	14,350,000	14,350,000

	Year Ended December 31,
	2016	2017	2018	2019	2020
FLEET DATA*
Number of LNG carriers at end of period	15	15	15	15	15
Average number of LNG carriers during period	12.7	15.0	15.0	15.0	15.0
Average age of LNG carriers (years)	5.0	6.0	7.0	8.0	9.0
Total calendar days of fleet for the period	4,640	5,475	5,475	5,475	5,490
Total revenue operating days of fleet for the period(4)	4,595	5,456	5,275	5,397	5,186

*
The Fleet Data above is calculated consistent with our IFRS Common Control Reported Results.

	Year Ended December 31,
	2016		2017		2018		2019		2020
			(in thousands of U.S. dollars)
OTHER FINANCIAL DATA
Adjusted EBITDA(5)	$249,275		$304,782		$285,944		$276,294		$230,635
Capital expenditures:
Payment for vessels and vessel additions	670,039		5,056		24,177		13,940		23,618
Distributable cash flow(5)	83,660		100,551		108,945		123,108		91,241
Cash distributions declared (excluding Preference Unit distributions declared)	65,577	(6)	83,048	(8)	97,105	(9)	106,917	(10)	39,228	(11)
Cash distributions paid (excluding Preference Unit distributions paid)	77,377	(7)	83,048	(8)	97,105	(9)	106,917	(10)	39,228	(11)
Preference Unit distributions declared and paid	—		7,232		20,989		31,036		30,328

Partnership Performance Results

The financial and operating data below exclude amounts related to vessels currently owned by the Partnership for the periods prior to their respective transfers to GasLog Partners from GasLog, as the Partnership was not entitled to the cash or results generated in the periods prior to such transfers. The Partnership Performance Results are non-GAAP financial measures that the Partnership believes provide meaningful supplemental information to both management and investors regarding the financial and operating performance of the Partnership because such presentation is consistent with the calculation of the quarterly distribution and the earnings per unit, which similarly exclude the results of vessels prior to their transfer to the Partnership.

	Year Ended December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars)
PARTNERSHIP PERFORMANCE STATEMENT OF PROFIT OR LOSS
Revenues(5)	$206,424	$269,071	$316,991	$371,127	$333,662
Net pool allocation(5)	—	—	3,700	1,058	—
Voyage expenses and commissions(5)	(2,841)	(3,377)	(6,678)	(7,213)	(10,443)
Vessel operating costs(5)	(43,479)	(55,692)	(61,452)	(75,229)	(74,798)
Depreciation(5)	(45,230)	(58,193)	(73,151)	(87,819)	(83,058)
General and administrative expenses(5)	(11,219)	(13,869)	(18,905)	(19,305)	(18,960)
Impairment loss on vessels	—	—	—	(138,848)	(23,923)

Profit from operations(5)	103,655	137,940	160,505	43,771	122,480

Financial costs(5)	(30,187)	(44,916)	(60,258)	(70,268)	(50,987)
Financial income(5)	179	972	2,398	1,873	295
Gain/(loss) on derivatives(5)	3,623	121	(48)	(12,795)	(14,929)

Total other expenses, net(5)	(26,385)	(43,823)	(57,908)	(81,190)	(65,621)

Partnership's profit/(loss)(1)(5)	$77,270	$94,117	$102,597	$(37,419)	$56,859

	Year Ended December 31,
	2016	2017	2018	2019	2020
PARTNERSHIP PERFORMANCE FLEET DATA*
Number of LNG carriers at end of period	9	12	14	15	15
Average number of LNG carriers during period	8.2	10.4	12.8	14.8	15.0
Average age of LNG carriers (years)	7.2	6.7	7.3	8.0	9.0
Total calendar days of fleet for the period	2,989	3,783	4,676	5,385	5,490
Total revenue operating days of fleet for the period(4)	2,944	3,764	4,476	5,307	5,186

*
The Partnership Performance Fleet Data above is calculated consistent with our Partnership Performance Results.

	Year Ended December 31,
	2016		2017		2018		2019		2020
			(in thousands of U.S. dollars)
OTHER PARTNERSHIP PERFORMANCE FINANCIAL DATA
Adjusted EBITDA(5)	$148,885		$196,133		$233,656		$270,438		$230,635
Distributable cash flow(5)	83,660		100,551		108,945		123,108		91,241
Cash distributions declared and paid (excluding Preference Unit distributions declared and paid)	65,577	(6)	83,048	(8)	97,105	(9)	106,917	(10)	39,228	(11)
Preference Unit distributions declared and paid	—		7,232		20,989		31,036		30,328

(1)
See Note 19 to our audited consolidated financial statements included in our Annual Report on Form 20-F.

(2)
On August 5, 2016, the Partnership completed an equity offering of 2,750,000 common units. In connection with the offering, the Partnership issued 56,122 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On January 27, 2017, the Partnership completed an equity offering of 3,750,000 common units. In addition, the option to purchase additional units was partially exercised by the underwriter on February 24, 2017, resulting in 120,000 additional units being sold at the same price. In connection with the offering, the Partnership issued 78,980 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. Earnings per unit is presented for the periods in which the units were outstanding. On May 15, 2017, the Partnership completed an equity offering of 5,750,000 Series A Preference Units.

  On May 16, 2017, the subordination period expired, and the 9,822,358 subordinated units held by GasLog converted on a one-for-one basis into common units and now participate pro rata with other common units in distributions for available cash.

  Also, on May 16, 2017, GasLog Partners entered into an Equity Distribution Agreement (the "Equity Distribution Agreement") under which the Partnership may, from time to time, raise equity through the ATM Programme having an aggregate offering price of up to $100.0 million. On November 3, 2017, the Partnership entered into the Amended and Restated Equity Distribution Agreement to increase the size of the ATM Programme from $100.0 million to $144.0 million. On January 17, 2018, the Partnership completed an equity offering of 4,600,000 Series B Preference Units. On July 26, 2018, the Partnership entered into the Second Amended and Restated Equity Distribution Agreement to register its ATM Programme, which had previously been registered under a shelf registration statement that expired in June 2018, under a shelf registration statement declared effective by the SEC on October 10, 2017. On November 15, 2018, the Partnership completed an equity offering of 4,000,000 Series C Preference Units. On February 26, 2019, the Partnership entered into the Third Amended and Restated Equity Distribution Agreement to increase the size of the ATM Programme from $144.0 million to $250.0 million. Since the commencement of the ATM Programme through December 31, 2020, GasLog Partners has issued and received payment for a total of 5,291,304 common units. In connection with the issuance of common units under the Equity Distribution Agreement during this period, the Partnership also issued 107,987 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest.

  On January 29, 2019, the board of directors of GasLog Partners authorized a unit repurchase programme of up to $25.0 million covering the period from January 31, 2019 to December 31, 2021. Under the terms of the repurchase programme, GasLog Partners may repurchase common units from time to time, at its discretion, on the open market or in privately negotiated transactions. On February 5, 2020, the board of directors of GasLog Partners authorized a renewal of the unit repurchase programme taking the total authority outstanding under the programme to $25.0 million, to be utilized from February 10, 2020 to December 31, 2021. Since the authorization of the unit repurchase programme and through December 31, 2020, GasLog Partners has repurchased and cancelled a total of 1,363,062 common units at a weighted average price of $17.50 per common unit for a total amount of $23.9 million, including commissions.

  On June 24, 2019, the Partnership Agreement was amended to eliminate the IDRs, effective as of June 30, 2019, in exchange for the issuance by the Partnership to GasLog of 2,532,911 common units and 2,490,000 Class B units (of which 415,000 are Class B-1 units, 415,000 are Class B-2 units, 415,000 are Class B-3 units, 415,000 are Class B-4 units, 415,000 are Class B-5 units and 415,000 are Class B-6 units), issued on June 30, 2019. In the year ended December 31, 2019, the Partnership also issued 93,804 general partner units to its general partner in order for GasLog to retain its 2.0% general partner interest. On July 1, 2020, GasLog Partners issued 415,000 common units in connection with GasLog's option to convert the first tranche of its Class B units. The remaining Class B units will become eligible for conversion on a one-for-one basis into common units at GasLog's option on July 1, 2021, July 1, 2022, July 1, 2023, July 1, 2024 and July 1, 2025 for the Class B-2 units, Class B-3 units, Class B-4 units, Class B-5 units and Class B-6 units, respectively. Class B units are not included in the calculation of Diluted EPU for the year ended December 31, 2019, because their effect would be anti-dilutive.

(3)
Upon the expiration of the subordination period, which occurred on May 16, 2017, the 9,822,358 subordinated units held by GasLog converted on a one-for-one basis into common units and now participate pro rata with other common units in distributions of available cash. Consequently, earnings have been allocated to subordinated units and the weighted average number of subordinated units has been calculated only for the applicable period in 2017 during which they were entitled to distributions based on the Partnership Agreement, i.e., for the three months ended March 31, 2017.

(4)
The revenue operating days for our fleet are the total available days after deducting unchartered days. Available days represent the total number of days in a given period that the vessels were in our possession after deducting the total number of days off-hire not recoverable from the insurers and unavailable days (i.e. periods of commercial waiting time during which we do not earn charter hire, such as days before and after a dry-docking where the vessel has limited ability for chartering opportunities). We define days off-hire as days lost to, among other things, operational deficiencies, dry-docking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crew strikes, certain vessel detentions or similar problems, or our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

(5)
Non-GAAP Financial Measures

Partnership Performance Results. As described above, our IFRS Common Control Reported Results are derived from the consolidated financial statements of the Partnership.

Our Partnership Performance Results presented above and below are non-GAAP measures and exclude amounts related to GAS-seven Ltd., (the owner of the GasLog Seattle) for the period prior to its transfer to the Partnership on November 1, 2016, the amounts related to GAS-eleven Ltd., (the owner of the GasLog Greece) for the period prior to its transfer to the

  Partnership on May 3, 2017, the amounts related to GAS-thirteen Ltd., (the owner of the GasLog Geneva) for the period prior to its transfer to the Partnership on July 3, 2017, the amounts related to GAS-eight Ltd., (the owner of the Solaris) for the period prior to its transfer to the Partnership on October 20, 2017, the amounts related to GAS-fourteen Ltd., (the owner of the GasLog Gibraltar) for the period prior to its transfer to the Partnership on April 26, 2018, the amounts related to GAS-twenty seven Ltd., (the owner of the Methane Becki Anne) for the period prior to its transfer on November 14, 2018 and the amounts related to GAS-twelve Ltd., (the owner of the GasLog Glasgow) for the period prior to its transfer to the Partnership on April 1, 2019. While such amounts are reflected in the Partnership's reported financial statements because the transfers to the Partnership were accounted for as a reorganization of entities under common control under IFRS, the above mentioned entities were not owned by the Partnership prior to their transfers to the Partnership on the respective dates, and accordingly the Partnership was not entitled to the cash or results generated in the period prior to such transfers.

  Amounts reflected in the Partnership's consolidated financial statements for the year ended December 31, 2020 are fully attributable to the Partnership. The Partnership Performance Results reported for the year ended December 31, 2020 are the same as the IFRS Common Control Reported Results for the year, since there were no vessel acquisitions from GasLog during the period, which would have resulted in retrospective adjustment of the historical financial statements. The Partnership Performance Results are non-GAAP financial measures. GasLog Partners believes that these financial measures provide meaningful supplemental information to both management and investors regarding the financial and operating performance of the Partnership because such presentation is consistent with the calculation of the quarterly distribution and the earnings per unit, which similarly exclude the results of vessels prior to their transfer to the Partnership. These non-GAAP financial measures should not be viewed in isolation or as substitutes for the equivalent GAAP measures presented in accordance with IFRS, but should be used in conjunction with the most directly comparable IFRS Common Control Reported Results.

Reconciliation of Partnership Performance Results to IFRS Common Control Reported Results in our Financial Statements:

	Year ended December 31, 2016			Year ended December 31, 2017			Year ended December 31, 2018
	Results Attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results Attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results Attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results
				(In thousands of U.S. dollars)
STATEMENT OF PROFIT OR LOSS
Revenues	$126,531	$206,424	$332,955	$132,735	$269,071	$401,806	$66,210	$316,991	$383,201
Net pool allocation	—	—	—	—	—	—	—	3,700	3,700
Voyage expenses and commissions	(1,716)	(2,841)	(4,557)	(1,656)	(3,377)	(5,033)	(828)	(6,678)	(7,506)
Vessel operating costs	(22,207)	(43,479)	(65,686)	(20,580)	(55,692)	(76,272)	(12,245)	(61,452)	(73,697)
Depreciation	(28,067)	(45,230)	(73,297)	(28,855)	(58,193)	(87,048)	(14,433)	(73,151)	(87,584)
General and administrative expenses	(2,218)	(11,219)	(13,437)	(1,850)	(13,869)	(15,719)	(849)	(18,905)	(19,754)
Impairment loss on vessels	—	—	—	—	—	—	—	—	—

Profit from operations	72,323	103,655	175,978	79,794	137,940	217,734	37,855	160,505	198,360

Financial costs	(32,781)	(30,187)	(62,968)	(25,877)	(44,916)	(70,793)	(12,456)	(60,258)	(72,714)
Financial income	35	179	214	64	972	1,036	50	2,398	2,448
(Loss)/gain on derivatives	(10,460)	3,623	(6,837)	—	121	121	—	(48)	(48)

Total other expenses	(43,206)	(26,385)	(69,591)	(25,813)	(43,823)	(69,636)	(12,406)	(57,908)	(70,314)

Profit for the year	$29,117	$77,270	$106,387	$53,981	$94,117	$148,098	$25,449	$102,597	$128,046

	Year ended December 31, 2019			Year ended December 31, 2020
	Results Attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results	Results Attributable to GasLog	Partnership Performance Results	IFRS Common Control Reported Results
		(In thousands of U.S. dollars)
STATEMENT OF PROFIT OR LOSS
Revenues	$7,560	$371,127	$378,687	—	$333,662	$333,662
Net pool allocation	—	1,058	1,058	—	—	—
Voyage expenses and commissions	(95)	(7,213)	(7,308)	—	(10,443)	(10,443)
Vessel operating costs	(1,513)	(75,229)	(76,742)	—	(74,798)	(74,798)
Depreciation	(1,490)	(87,819)	(89,309)	—	(83,058)	(83,058)
General and administrative expenses	(96)	(19,305)	(19,401)	—	(18,960)	(18,960)
Impairment loss on vessels	—	(138,848)	(138,848)	—	(23,923)	(23,923)

Profit from operations	4,366	43,771	48,137	—	122,480	122,480

Financial costs	(1,730)	(70,268)	(71,998)	—	(50,987)	(50,987)
Financial income	14	1,873	1,887	—	295	295
Loss on derivatives	—	(12,795)	(12,795)	—	(14,929)	(14,929)

Total other expenses	(1,716)	(81,190)	(82,906)	—	(65,621)	(65,621)

Profit/(loss) for the year	$2,650	$(37,419)	$(34,769)	—	$56,859	$56,859

EBITDA, Adjusted EBITDA and Adjusted EPU. EBITDA is defined as earnings before financial income and costs, gain/loss on derivatives, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before impairment loss on vessels and restructuring costs. Adjusted EPU represents earnings per unit attributable to the Partnership, basic, before (a) non-cash gain/loss on derivatives that includes unrealized gain/loss on derivatives held for trading, (b) write-off and accelerated amortization of unamortized deferred loan issuance costs, (c) impairment loss on vessels and (d) restructuring costs. EBITDA, Adjusted EBITDA and Adjusted EPU, which are non-GAAP financial measures, are used as supplemental financial measures by management and external users of financial statements, such as investors, to assess our financial and operating performance. The Partnership believes that these non-GAAP financial measures assist our management and investors by increasing the comparability of our performance from period to period. The Partnership believes that including EBITDA, Adjusted EBITDA and Adjusted EPU assist our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to purchase and/or to continue to hold our common units. This increased comparability is achieved by excluding the potentially disparate effects between periods of, in the case of EBITDA and Adjusted EBITDA, financial costs, gain/loss on derivatives, taxes, depreciation and amortization; in the case of Adjusted EBITDA, impairment loss on vessels and restructuring costs and, in the case of Adjusted EPU, non-cash gain/loss on derivatives, write-off and accelerated amortization of unamortized deferred loan issuance costs, impairment loss on vessels and restructuring costs, which items are affected by various and possibly changing financing methods, financial market conditions, general shipping market conditions, capital structure and historical cost basis and which items may significantly affect results of operations between periods. In the year ended December 31, 2020, restructuring costs have been excluded from Adjusted EBITDA and Adjusted EPU because restructuring costs represent charges reflecting specific actions taken by management to improve the Partnership's future profitability and therefore are not considered representative of the underlying operations of the Partnership. In the years ended December 31, 2020 and 2019, impairment loss has been excluded from Adjusted EBITDA and Adjusted EPU because impairment loss on vessels represents the excess of their carrying amount over the amount that is expected to be recovered from them in the future and therefore is not considered representative of the underlying operations of the Partnership.

EBITDA, Adjusted EBITDA and Adjusted EPU have limitations as analytical tools and should not be considered as alternatives to, or as substitutes for, or superior to profit, profit from operations, earnings per unit or any other measure of operating performance presented in accordance with IFRS. Some of these limitations include the fact that they do not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for, our working capital needs and (iii) the cash requirements necessary to service interest or principal payments on our debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

EBITDA, Adjusted EBITDA and Adjusted EPU are not adjusted for all non-cash income or expense items that are reflected in our statement of cash flows and other companies in our industry may calculate these measures differently from how we calculate such figures, limiting their usefulness as comparative measures. EBITDA, Adjusted EBITDA and Adjusted EPU exclude some, but not all, items that affect profit or loss and these measures may vary among other companies. Therefore, EBITDA, Adjusted EBITDA and Adjusted EPU as presented herein may not be comparable to similarly titled measures of other companies. The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EPU to Profit, the most directly comparable IFRS financial measure, for the periods presented.

EBITDA and Adjusted EBITDA are presented on the basis of IFRS Common Control Reported Results and Partnership Performance Results. Partnership Performance Results are non-GAAP measures. The difference between IFRS Common Control Reported Results and Partnership Performance Results are results attributable to GasLog as set out in the reconciliation above.

Reconciliation of Profit to EBITDA and Adjusted EBITDA:

	IFRS Common Control Reported Results Year ended December 31,					Partnership Performance Results Year ended December 31,
	2016	2017	2018	2019	2020	2016	2017	2018	2019	2020
				(in thousands of U.S. dollars)
Profit/(loss) for the year	$106,387	$148,098	$128,046	$(34,769)	$56,859	$77,270	$94,117	$102,597	$(37,419)	$56,859
Depreciation	73,297	87,048	87,584	89,309	83,058	45,230	58,193	73,151	87,819	83,058
Financial costs	62,968	70,793	72,714	71,998	50,987	30,187	44,916	60,258	70,268	50,987
Financial income	(214)	(1,036)	(2,448)	(1,887)	(295)	(179)	(972)	(2,398)	(1,873)	(295)
Loss/(gain) on derivatives	6,837	(121)	48	12,795	14,929	(3,623)	(121)	48	12,795	14,929

EBITDA	$249,275	$304,782	$285,944	$137,446	$205,538	$148,885	$196,133	$233,656	$131,590	$205,538

Impairment loss on vessels	—	—	—	138,848	23,923	—	—	—	138,848	23,923
Restructuring costs	—	—	—	—	1,174	—	—	—	—	1,174

Adjusted EBITDA	$249,275	$304,782	$285,944	$276,294	$230,635	$148,885	$196,133	$233,656	$270,438	$230,635

Distributable cash flow. Distributable cash flow means Adjusted EBITDA, on the basis of the Partnership Performance Results, after considering financial costs for the year, including realized loss on derivatives (interest rate swaps and forward foreign exchange contracts) and excluding amortization of loan fees, lease expense, estimated dry-docking and replacement capital reserves established by the Partnership and accrued distributions on Preference Units, whether or not declared. Estimated dry-docking and replacement capital reserves represent capital expenditures required to renew and maintain over the long-term the operating capacity of, or the revenues generated by, our capital assets. The Partnership believes that Distributable cash flow, which is a non-GAAP financial measure, is useful as a quantitative standard used by investors in publicly traded partnerships to assess their ability to make quarterly cash distributions. Our calculation of Distributable cash flow may not be comparable to that reported by other companies.

Distributable cash flow has limitations as an analytical tool and should not be considered as an alternative to, or substitute for, or superior to, profit or loss, profit or loss from operations, earnings per unit or any other measure of operating performance presented in accordance with IFRS.

The table below reconciles Distributable cash flow and Cash distributions declared to EBITDA and Adjusted EBITDA (Partnership Performance Results).

Reconciliation of Profit to EPU and Adjusted EPU:

	Year Ended December 31,
	2016	2017	2018	2019	2020
		(in thousands of U.S. dollars, except per unit data)
Profit/(loss) for the year	$106,387	$148,098	$128,046	$(34,769)	$56,859
Less:
Profit attributable to GasLog's operations(1)	$(29,117)	$(53,981)	$(25,449)	$(2,650)	—

Partnership's profit/(loss)(1)	$77,270	$94,117	$102,597	$(37,419)	$56,859

Adjustment for:
Paid and accrued preference unit distributions	—	(7,749)	(22,498)	(30,328)	(30,328)

Partnership's profit/(loss) used in EPU calculation attributable to:	$77,270	$86,368	$80,099	$(67,747)	$26,531

Common units	49,886	76,347	75,879	(66,268)	25,970
Subordinated units	21,049	5,085	N/A	N/A	N/A
General partner units	1,545	1,728	1,602	(1,479)	561
Incentive distribution rights	4,790	3,208	2,618	—	N/A
Weighted average units outstanding (basic)
Common units	22,934,380	36,493,143	42,945,432	46,272,598	47,042,494
Subordinated units(3)	9,822,358	9,822,358	N/A	N/A	N/A
General partner units	668,505	790,819	876,255	975,531	1,021,336
EARNINGS/(LOSS) PER UNIT ATTRIBUTABLE TO THE PARTNERSHIP(2)
Common units (basic)	$2.18	$2.09	$1.77	$(1.43)	$0.55
Subordinated units(3)	$2.14	$0.52	N/A	N/A	N/A
General partner units	$2.31	$2.18	$1.83	$(1.52)	$0.55

	Year Ended December 31,
	2016	2017	2018	2019	2020
	(in thousands of U.S. dollars, except per unit data)
Profit/(loss) for the year	$106,387	$148,098	$128,046	$(34,769)	$56,859
Less:
Profit attributable to GasLog's operations(1)	$(29,117)	$(53,981)	$(25,449)	$(2,650)	—

Partnership's profit/(loss)(1)	$77,270	$94,117	$102,597	$(37,419)	$56,859

Adjustment for:
Paid and accrued preference unit distributions	—	(7,749)	(22,498)	(30,328)	(30,328)

Partnership's profit/(loss) used in EPU calculation	$77,270	$86,368	$80,099	$(67,747)	$26,531

Non-cash (gain)/loss on derivatives(*)	(4,172)	(2,174)	1,411	13,858	8,568
Write-off and accelerated amortization of unamortized deferred loan issuance costs(**)	—	213	900	988	1,918
Impairment loss on vessels	—	—	—	138,848	23,923
Restructuring costs	—	—	—	—	1,174

Adjusted Partnership's profit used in EPU calculation attributable to:	$73,098	$84,407	$82,410	$85,947	$62,114

Common units	48,343	75,092	79,322	84,168	60,793
Subordinated units	20,431	4,960	N/A	N/A	N/A
General partner units	1,462	1,688	1,648	1,779	1,321
Incentive distribution rights	2,862	2,667	1,440	—	N/A
Weighted average units outstanding (basic)
Common units	22,934,380	36,493,143	42,945,432	46,272,598	47,042,494
Subordinated units(3)	9,822,358	9,822,358	N/A	N/A	N/A
General partner units	668,505	790,819	876,255	975,531	1,021,336
ADJUSTED EARNINGS PER UNIT ATTRIBUTABLE TO THE PARTNERSHIP(3)
Common units (basic)	$2.11	$2.06	$1.85	$1.82	$1.29
Subordinated units(3)	$2.08	$0.50	N/A	N/A	N/A
General partner units	$2.19	$2.13	$1.88	$1.82	$1.29

(*)
Non-cash (gain)/loss on derivatives represents Unrealized (gain)/loss on interest rate swaps held for trading and Unrealized loss/(gain) on forward foreign exchange contracts held for trading and is included in (Loss)/gain on derivatives, see Note 17 to our audited consolidated financial statements included in our Annual Report on Form 20-F.

(**)
Write-off and accelerated amortization of unamortized deferred loan issuance costs is included in Financial costs, see Note 12 to our audited consolidated financial statements included in our Annual Report on Form 20-F.

Reconciliation of EBITDA and Adjusted EBITDA to Distributable Cash Flow*:

	Partnership Performance Results Year ended December 31,
	2016	2017	2018	2019	2020
	(in thousands of U.S. dollars)
EBITDA (Partnership Performance Results)*	$148,885	$196,133	$233,656	$131,590	$205,538
Impairment loss on vessels	—	—	—	138,848	23,923
Restructuring costs	—	—	—	—	1,174

Adjusted EBITDA	$148,885	$196,133	$233,656	$270,438	$230,635

Financial costs (excluding amortization of loan fees and lease expense) and realized gain/(loss) on derivatives	(26,929)	(41,722)	(52,876)	(62,507)	(49,882)
Dry-docking capital reserve**	(8,829)	(12,234)	(13,890)	(16,392)	(16,108)
Replacement capital reserve**	(29,467)	(33,877)	(35,450)	(38,103)	(43,076)
Paid and accrued preferred equity distribution	—	(7,749)	(22,495)	(30,328)	(30,328)

Distributable cash flow	83,660	100,551	108,945	123,108	91,241

Other reserves***	(14,244)	(14,207)	(7,756)	(16,258)	(78,282)

Cash distributions****	$69,416	$86,344	$101,189	$106,850	$12,959

  * The reconciliation of Profit to EBITDA and Adjusted EBITDA on the basis of Partnership Performance Results is presented in Footnote 5 above.

  ** Effective January 1, 2020, the Partnership revised the assumed re-investment rate used in calculating the dry-docking capital reserve and the replacement capital reserve to reflect recent movements in market interest rate forecasts.

  *** Refers to movement in reserves (other than the dry-docking and replacement capital reserves) which have been established for the proper conduct of the business of the Partnership and its subsidiaries (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership and its subsidiaries).

  **** Refers to cash distributions made since the Partnership's IPO. It excludes payments of dividends due to GasLog before vessels were acquired by the Partnership.

  (6) Does not reflect a distribution of $19.6 million declared in January 2017 and paid in February 2017, in respect of the fourth quarter of 2016.

  (7) Cash distribution paid includes $7.8 million, $3.0 million and $1.0 million of dividends due to GasLog which were declared in 2015 prior to the contribution of the GasLog Seattle, the Solaris and the Methane Becki Anne, respectively, to the Partnership.

  (8) Does not reflect a distribution of $22.8 million declared in January 2018 and paid in February 2018, in respect of the fourth quarter of 2017.

  (9) Does not reflect a distribution of $26.9 million declared in January 2019 and paid in February 2019, in respect of the fourth quarter of 2018.

  (10) Does not reflect a distribution of $26.8 million declared and paid in February 2020, in respect of the fourth quarter of 2019.

  (11) Does not reflect a distribution of $0.5 million declared in January 2021 and paid in February 2021, in respect of the fourth quarter of 2020.

RISK FACTORS

Any investment in our common units involves a high degree of risk. Before investing in our common units, you should carefully consider the important factors set forth under the heading "Risk Factors" starting on page 11 of our Annual Report on Form 20-F, which was filed with the SEC on March 2, 2021 and is incorporated herein by reference. For further details, see the sections entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference".

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

 FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not statements of historical fact are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for distributions and the impact of cash distribution reductions on the Partnership's business and growth prospects, plans, strategies, and changes and trends in our business and the markets in which we operate. In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus supplement or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

  •
  general LNG shipping market conditions and trends, including spot and multi-year charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, including geopolitical events, technological advancements and opportunities for the profitable operations of LNG carriers;

  •
  fluctuations in charter hire rates, vessel utilization and vessel values;

  •
  our ability to secure new multi-year charters at economically attractive rates;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels which are not operating under multi-year charters, including the risk that certain of our vessels may no longer have the latest technology at such time which may impact our ability to secure employment for such vessels as well as the rate at which we can charter such vessels;

  •
  changes in our operating expenses, including crew wages, maintenance, dry-docking and insurance costs and bunker prices;

  •
  number of off-hire days and dry-docking requirements including our ability to complete scheduled dry-dockings on time and within budget;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  disruption to the LNG, LNG shipping and financial markets caused by the global shutdown as a result of the COVID-19 pandemic;

  •
  business disruptions resulting from measures taken to reduce the spread of COVID-19, including possible delays due to the quarantine of vessels and crew, as well as government-imposed shutdowns;

  •
  fluctuations in prices for crude oil, petroleum products and natural gas, including LNG;

  •
  fluctuations in exchange rates, especially the U.S. dollar and Euro;

  •
  our ability to expand our portfolio by acquiring vessels through our drop-down pipeline with GasLog or by acquiring other assets from third parties;

  •
  our ability to leverage GasLog's relationships and reputation in the shipping industry;

  •
  the ability of GasLog to maintain long-term relationships with major energy companies and major LNG producers, marketers and consumers;

  •
  GasLog's relationships with its employees and ship crews, its ability to retain key employees and provide services to us, and the availability of skilled labor, ship crews and management;

  •
  changes in the ownership of our charterers;

  •
  our customers' performance of their obligations under our time charters and other contracts;

  •
  our future operating performance, financial condition, liquidity and cash available for distributions;

  •
  our distribution policy and our ability to make cash distributions on our units or the impact of cash distribution reductions on our financial position;

  •
  our ability to obtain debt and equity financing on acceptable terms to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, funding by GasLog of the Sponsor Credit Facility (as defined below) and our ability to meet our restrictive covenants and other obligations under our credit facilities;

  •
  future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending;

  •
  risks inherent in ship operation, including the discharge of pollutants;

  •
  the impact on us and the shipping industry of environmental concerns, including climate change;

  •
  any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity event;

  •
  the expected cost of and our ability to comply with environmental and regulatory requirements, including with respect to emissions of air pollutants and greenhouse gases, as well as future changes in such requirements or other actions taken by regulatory authorities, governmental organizations, classification societies and standards imposed by our charterers applicable to our business;

  •
  potential disruption of shipping routes due to accidents, diseases, pandemics, political events, piracy or acts by terrorists;

  •
  potential liability from future litigation; and

  •
  other factors discussed in "Item 3. Key Information—D. Risk Factors" of our Annual Report on Form 20-F filed with the SEC on March 2, 2021.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 USE OF PROCEEDS

We intend to use the net proceeds from this offering, after deducting the sales agents' commissions and estimated expenses payable by us, for general partnership purposes, which may include future acquisitions, debt repayment, capital expenditures and additions to working capital. This may include future acquisitions from GasLog.

We are not obligated to purchase any of the vessels from GasLog that we have the option to purchase under the omnibus agreement and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. See "Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business" of our Annual Report on Form 20-F for a discussion of the risks we face in acquiring vessels. See also "Item 7. Major Unitholders and Related Party Transactions—B. Related Party Transactions—Omnibus Agreement" of our Annual Report on Form 20-F.

 CASH AND CAPITALIZATION

The following table shows (a) cash and cash equivalents and (b) consolidated capitalization as of December 31, 2020 on an:

•
actual basis;

•
as adjusted basis, giving effect to:

•
scheduled principal payments on our bank indebtedness totaling $36.0 million during the period from January 1, 2021 to March 31, 2021;

•
cash distribution of $0.5 million paid on February 11, 2021 to all unitholders of record as of February 8, 2021; and

•
cash distribution of $7.6 million paid on March 15, 2021 to all preference unitholders of record as of March 8, 2021.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2020, and the date of this prospectus supplement.

This table is derived from and should be read together with the consolidated financial statements of GasLog Partners LP and the accompanying notes incorporated herein by reference. You should also read this table in conjunction with "Item 5. Operating and Financial Review and Prospects" on Form 20-F as filed with the SEC on March 2, 2021 and incorporated herein by reference.

	As of December 31, 2020
	Actual	Adjusted
	(in thousands of U.S. dollars)
CASH
Cash and cash equivalents	$103,736	$59,653

CAPITALIZATION
Debt:
Borrowings—current portion	104,908	68,892
Borrowings—non-current portion	1,180,635	1,180,635
Lease liabilities—current portion	332	332
Lease liabilities—non-current portion	112	112

Total debt	1,285,987	1,249,971

Partners' Capital:
Common unitholders: 47,517,824 units issued and outstanding as of December 31, 2020, and as adjusted	594,901	594,426
General partner: 1,021,336 units issued and outstanding as of December 31, 2020 and as adjusted	11,028	11,018
Class B Unitholders: 2,075,000 units issued and outstanding as of December 31, 2020 and as adjusted	—	—
Preference unitholders: 5,750,000 Series A Preference Units, 4,600,000 Series B Preference Units and 4,000,000 Series C Preference Units issued and outstanding as of December 31, 2020 and as adjusted	347,889	340,307

Total Partners' Capital	953,818	945,751
Total capitalization	$2,239,805	$2,195,722

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our Partnership Agreement. No certificates will be issued to the unitholders in respect of the common units. For a description of the rights and privileges of limited partners under our Partnership Agreement, including voting rights, see "Summary of our Partnership Agreement" found elsewhere in this prospectus.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust, LLC serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for their activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our Partnership Agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our Partnership Agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement; and

  •
  gives the consents and approvals contained in our Partnership Agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the IPO.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

See "Item 8. Financial Information—Our Cash Distribution Policy" beginning on page 43 of our Annual Report on Form 20-F for descriptions of the general partner interest and the incentive distribution rights and "—Summary of Our Partnership Agreement" found elsewhere in this prospectus for a description of the Series A Preference Units, Series B Preference Units and Series C Preference Units.

 SUMMARY OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our Partnership Agreement, which is qualified in its entirety by the terms and conditions of the Partnership Agreement, which is incorporated herein by reference. This summary should be read together with any subsequent amendments of the Partnership Agreement or reports filed for the purpose of updating the description of the important provisions of our Partnership Agreement and the rights and privileges of our unitholders. We will provide prospective investors with a copy of the Partnership Agreement upon written request at no charge. Please read "Where You Can Find More Information".

Organization and Duration

We were organized on January 23, 2014 and have perpetual existence.

Purpose

Our purpose under the Partnership Agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

Our Partnership Agreement specifies the manner in which we will make cash distributions to holders of our Common Units and other partnership interests, including to the holders of Preference Units, as well as to our general partner in respect of its general partner interest. Please see "Our Cash Distribution Policy and Restrictions on Distributions" on page 43 of the accompanying base prospectus for further information.

Capital Contributions

No holder of Common Units, Class B Units or Preference Units is obligated to make additional capital contributions, except as described below under "—Limited Liability".

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "Unit Majority" require the approval of a majority of the Common Units voting as a single class (excluding Class B Units prior to their conversion into Common Units). In voting their Common Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Each outstanding Common Unit is entitled to one vote on matters subject to a vote of the holders of Common Units ("Common Unitholders"). However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), if at any time any person or group owns beneficially more than 4.9% of any class or series of units then outstanding, any units beneficially owned by that person or group in excess of 4.9%

may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Preference Units.

Holders of Class B Units and Preference Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series A Preference Units, Series B Preference Units or Series C Preference Units (as applicable), voting as a separate class, is required prior to any amendment to the Partnership Agreement that would have a material adverse effect on the existing terms of the Series A Preference Units, Series B Preference Units or Series C Preference Units, as applicable. In addition, unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Preference Units, voting as a class together with holders of any other Parity Securities, we may not (i) issue any Parity Securities if the cumulative distributions on Preference Units are in arrears or (ii) create or issue any Senior Securities (as defined in the Partnership Agreement). Distributions payable on the Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Preference Units. In addition, in certain limited instances, the holders of Preference Units will be entitled to elect one director to our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Preference Units.

We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has appointed three of our five directors and the Common Unitholders elected the remaining two directors. Four of our directors meet the independence standards of the NYSE, two of which also qualify as independent of GasLog under our Partnership Agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the Common Unitholders, an additional director will thereafter be elected by our Common Unitholders. Our general partner may exercise this right in order to permit us to claim, or continue to claim, an exemption from U.S. federal income tax under Section 883 of the Code.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional Common Units or other limited partner interests	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in our partnership.
Amendment of the Partnership Agreement
Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a Unit Majority. See "—Amendment of the Partnership Agreement".

Action	Unitholder Approval Required and Voting Rights
Merger of our partnership or the sale of all or substantially all of our assets	Unit Majority and approval of our general partner and our board of directors. See "—Merger, Sale, Conversion or Other Disposition of Assets".
Dissolution of our partnership	Unit Majority and approval of our general partner and our board of directors. See "—Termination and Dissolution".
Reconstitution of our partnership upon dissolution	Unit Majority. See "—Termination and Dissolution".
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2024 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or Removal of our General Partner".
Removal of our general partner
Not less than 66 2/3% of the outstanding Common Units, including Common Units held by our general partner and its affiliates, voting together as a single class. See "—Withdrawal or Removal of our General Partner".
Transfer of our general partner interest in us
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our Common Unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2024. See "—Transfer of General Partner Interest".
Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in General Partner".

Applicable Law; Forum, Venue and Jurisdiction

Our Partnership Agreement is governed by Marshall Islands law. Our Partnership Agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Marshall Islands Act; and

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  asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he or she otherwise acts in conformity with the provisions of our Partnership Agreement, his or her liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he or she is obligated to contribute to us for his or her units plus his or her share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to elect two (or, following the general partner's exercise of its right to transfer the power to elect a majority of our directors to the Common Unitholders, three) of our five directors;

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  to approve some amendments to our Partnership Agreement; or

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  to take other action under our Partnership Agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our Partnership Agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it was determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the Partnership Agreement or to take other action under the Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

The Partnership Agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders, other than certain limited approval rights of the holders of the Preference Units. However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.

We intend to fund acquisitions through borrowings and the issuance of additional Common Units or other equity securities and the issuance of debt securities. Holders of any additional Series A Preference Units we issue will be entitled to share equally with the then-existing holders of Series A Preference Units in our distributions, holders of any additional Series B Preference Units we issue will be entitled to share equally with the then-existing holders of Series B Preference Units in our distributions, holders of any additional Series C Preference Units we issue will be entitled to share equally with the then-existing holders of Series C Preference Units in our distributions and holders of any additional Common Units we issue will be entitled to share equally with the then-existing holders of Common Units in our distributions. Additionally, we may issue other equity securities that may dilute the value of the interests of the then-existing holders of Common Units or Preference Units in our net assets and such securities may have priority over Common Units or Preference Units for receipt of distributions.

In accordance with Marshall Islands law and the provisions of our Partnership Agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting or other rights to which the Common Units or the Preference Units are not entitled.

Upon issuance of additional partnership interests (including our Common Units and Class B Units, but excluding the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Class B Units, Preference Units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by the Common Units and Class B Units that existed immediately prior to each issuance. Other holders of Common Units or Class B Units will not have similar pre-emptive rights to acquire additional Common Units or other partnership interests.

Tax Status

The Partnership Agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

Amendments to our Partnership Agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of Common Units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. In addition, holders of Preference Units must approve certain amendments as described under "—Voting Rights". Except as we describe below, an amendment must be approved by a Unit Majority.

Prohibited Amendments

No amendment may be made that would:

    (1)         increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

    (2)         increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

    (3)         change the term of our partnership;

    (4)         provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a Unit Majority; or

    (5)         give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a Unit Majority.

The provision of our Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our board of directors may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

    (1)         a change in our name, the location of our principal place of business, our registered agent or our registered office;

    (2)         the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

    (3)         a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

    (4)         an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;

    (5)         an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with any amendment expressly permitted in the Partnership Agreement to be made by our board of directors acting alone;

    (6)         an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

    (7)         any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

    (8)         a change in our fiscal year or taxable year and related changes;

    (9)         certain mergers or conveyances as set forth in our Partnership Agreement;

    (10)       an amendment to cure any ambiguity, defect or inconsistency; or

    (11)       any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our board of directors may make amendments to the Partnership Agreement without the approval of any limited partner or our general partner (subject to the limited approval rights of the holders of the Preference Units and the holders of other Parity Securities (if applicable)) if our board of directors determines that those amendments:

    (1)         do not adversely affect the rights of our limited partners (or any particular class of limited partners) or our general partner in any material respect;

    (2)         are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

    (3)         are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

    (4)         are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the Partnership Agreement; or

    (5)         are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Limited Partner Approval

Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—Amendment of the Partnership Agreement—No Unitholder Approval" should occur. No other amendments to our Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding limited partner interests (other than Preference Units) in relation to other classes or series of limited partner interests will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Preference Units will require the approval of at least two-thirds of the outstanding Preference Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner and a Unit Majority. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our Partnership Agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a Unit Majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a Unit Majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a Unit Majority.

If conditions specified in our Partnership Agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.

Immediately before the consummation of a change of control (as defined in the Partnership Agreement) or the consummation of a merger, consolidation or conversion of the partnership, all Class B Units that have not yet converted will automatically convert into Common Units on a one-for-one basis.

Termination and Dissolution

We will continue as a limited partnership until terminated or converted under our Partnership Agreement. We will dissolve upon:

    (1)         the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a Unit Majority;

    (2)         at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;

    (3)         the entry of a decree of judicial dissolution of us; or

    (4)         the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a Unit Majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Partnership Agreement by appointing as general partner an entity approved by the holders of units representing a Unit Majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in the Partnership Agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Preference Units will generally have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Units or general partner units.

Immediately upon the dissolution of the partnership, before any liquidation distributions are made, all Class B Units that have not yet converted will automatically convert into Common Units on a one-for-one basis.

Withdrawal or Removal of our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest".

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding Common Units, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Unit Majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution".

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Common Units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or the control of our board of directors by our general partner and its affiliates would provide the practical ability to prevent our general partner's removal. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding Common Units, voting as a single class.

Our Partnership Agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  all Class B Units will immediately and automatically convert into Common Units on a one-for-one basis; and

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  our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest based on the fair market value of that interest at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into Common Units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2024, without the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the Partnership Agreement and furnish an opinion of counsel regarding limited liability.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Common Units, Class B Units and Preference Units

By transfer of Common Units, Class B Units or Preference Units in accordance with the Partnership Agreement , each transferee of Common Units, Class B Units or Preference Units automatically is admitted as a limited partner with respect to the Common Units, Class B Units or Preference Units transferred when such transfer and admission is reflected in our books and records. We will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically is deemed to:

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  represent that the transferee has the capacity, power and authority to become bound by the Partnership Agreement;

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  agree to be bound by the terms and conditions of, and to have executed, the Partnership Agreement;

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  grant power of attorney to officers of our general partner and any liquidator of us as specified in the Partnership Agreement; and

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  give the consents and approvals contained in the Partnership Agreement.

We are entitled to treat the nominee holder of a Common Unit, Class B Unit or a Preference Unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common Units, Class B Units and Preference Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.

Until a Common Unit, Class B Unit or a Preference Unit has been transferred on our books, we and our transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove GasLog Partners GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class or series of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Preference Units.

The Partnership Agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

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  all Class B Units will immediately and automatically convert into Common Units on a one-for-one basis; and

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  our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class or series, except for the Class B Units and Preference Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the Partnership interests to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the general partner's right to purchase outstanding partnership interests, a holder of partnership interests may have the holder's partnership interests (except for the Class B Units and Preference Units) purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of units in the market. See "Material U.S. Federal Income Tax Considerations" and "Non-United States Tax Considerations".

Board of Directors

Under our Partnership Agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. As of October 9, 2020, our board of directors is comprised of five persons. Our general partner has appointed three of our five directors and the Common Unitholders elected the remaining two directors. Four of our directors meet the independence standards of the NYSE, two of which also qualify as independent of GasLog under our Partnership Agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the Common Unitholders, an additional director will thereafter be elected by our Common Unitholders.

Under certain limited circumstances, holders of our Preference Units (voting together as a class with any other Parity Securities) may elect one additional director to serve on our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Preference Units and any other Parity Securities.

Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding Common Units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

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  the name and address of the limited partner or limited partners making the nomination or nominations;

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  the number of Common Units beneficially owned by the limited partner or limited partners;

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  the information regarding the nominee(s) proposed by the limited partner or limited partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

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  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

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  a certification that the nominee(s) qualify as elected board members.

Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the Common Unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding Common Units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our Common Units have only limited voting rights on matters affecting our business. On those matters that are submitted to a vote of Common Unitholders, each record holder of a Common Unit may vote according to the holder's percentage interest in us of all holders entitled to vote on such matter, although additional limited partner interests having special voting rights could be issued. Holders of the Class B Units and Preference Units generally have no voting rights. However, holders of the Preference Units have limited voting rights as described under "—Voting Rights".

Except as described below regarding a person or group owning more than 4.9% of any class or series of limited partner interests then outstanding, limited partners who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by our limited partners, or any applicable class thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our board of directors or by limited partners owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding limited partner interests of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Interests". However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, except for Class B Units and Preference Units, any such limited partner interests owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such limited partners in excess of 4.9% will be redistributed pro rata among the other limited partners of such class or series holding less than 4.9% of the voting power of all classes of limited partner interests entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This limitation will help our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code in the event our general partner, by virtue of its general partner interest, transfers the power to elect a majority of our directors to the Common Unitholders. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units or Preference Units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under "—Limited Liability", the Common Units and Preference Units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of Common Units or Preference Units in accordance with our Partnership Agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

    (1)         our general partner;

    (2)         any departing general partner;

    (3)         any person who is or was an affiliate of our general partner or any departing general partner;

    (4)         any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

    (5)         any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

    (6)         our officers;

    (7)         any person designated by our board of directors; and

    (8)         the members of our board of directors.

Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Reimbursement of Expenses

Our Partnership Agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our Partnership Agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

Right to Inspect Our Books and Records

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner's own expense, have furnished to the limited partner:

    (1)         a current list of the name and last known address of each partner;

    (2)         information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

    (3)         copies of the Partnership Agreement, the certificate of limited partnership of the partnership and related amendments;

    (4)         information regarding the status of our business and financial position; and

    (5)         any other information regarding our affairs as is just and reasonable.

Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of GasLog Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

Rationale for Our Cash Distribution Policy

              Following a number of challenging years for capital markets in the midstream energy sector along with declining visibility into the Partnership's future financial performance, which has been exacerbated by the COVID-19 pandemic, and related uncertainty in the near term LNG and LNG shipping markets, in November 2020 our board of directors decided to reduce our quarterly cash distributions on our common units to $0.01 per unit starting from the third quarter of 2020.

              As a result, the Partnership will retain approximately $22 million annually, allowing it to preserve liquidity during this period of COVID-19-related uncertainty. We believe this action will further strengthen the Partnership's balance sheet, lower the fleet's breakeven, reduce its cost of capital and further enhance its competitive positioning. The Partnership expects to maintain this new policy for the immediate future.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

              There is no guarantee that unitholders will receive quarterly distributions from us. As discussed above, our current quarterly cash distribution is $0.01 per common unit. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

    •
    Our common unitholders have no contractual or legal right to receive distributions unless there is available cash at the end of each quarter as defined in our partnership agreement and the Preference Unit distributions have been paid. The determination of available cash is subject to the broad discretion of our board of directors to establish reserves and other limitations and to take into consideration our debt service obligations.

    •
    We are subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy. These financial tests and covenants are described in "Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources" of our Annual Report on Form 20-F.

    •
    We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our Partnership Agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our common unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to common unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

    •
    Although our Partnership Agreement requires us to distribute all of our available cash, our Partnership Agreement, including provisions contained therein requiring us to make cash distributions, may be amended. Our Partnership Agreement can be amended with the approval of the holders of a majority of the outstanding common units. GasLog owns common units representing a 31.1% ownership interest in us.

    •
    Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distributions are determined by our board of directors, taking into consideration the terms of our Partnership Agreement.

    •
    Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

    •
    We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See "Item 3. Key Information—D. Risk Factors" of our Annual Report on Form 20-F for a discussion of these factors.

              Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of the agreements governing existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, the Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "we", "our" or "us" are references to GasLog Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as "capital assets" within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common units being taken into account in an applicable financial statement or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is encouraged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, except as provided below, we will be subject to U.S. federal income tax on our income to the extent such income is from U.S. sources or is otherwise effectively connected with the conduct of a trade or business in the United States. In addition, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of Our Company

U.S. Taxation of Our Subsidiaries

Our subsidiaries have elected to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated as branches rather than as separate corporations.

U.S. Taxation of Shipping Income

We expect that substantially all of our gross income will be attributable to income derived from the transportation of LNG pursuant to the operation of our LNG carriers. Gross income attributable to transportation exclusively between non-U.S. ports is considered to be 100% derived from sources outside the United States and generally not subject to any U.S. federal income tax. Gross income attributable to transportation that both begins and ends in the United States, or "U.S. Source Domestic Transportation Income", is considered to be 100% derived from sources within the United States and generally will be subject to U.S. federal income tax. Although there can be no assurance, we do not expect to engage in transportation that gives rise to U.S. Source Domestic Transportation Income.

Gross income attributable to transportation, including shipping income, that either begins or ends, but that does not both begin and end, in the United States is considered to be 50% derived from sources within the United States (such 50% being "U.S. Source International Transportation Income"). Subject to the discussion of "effectively connected" income below, Section 887 of the Code imposes on us a 4% U.S. income tax in respect of our U.S. Source International Transportation Income (without the allowance for deductions) unless we are exempt from U.S. federal income tax on such income under a tax treaty or the rules contained in Section 883 of the Code. The other 50% of the income described in the first sentence of this paragraph would not be subject to U.S. income tax.

For this purpose, "shipping income" means income that is derived from:

  (i)
  the use of ships;

  (ii)
  the hiring or leasing of ships for use on a time, operating or bareboat charter basis;

  (iii)
  the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture we directly or indirectly own or participate in that generates such income; or

  (iv)
  the performance of services directly related to those uses.

We do not expect to qualify for an exemption from such U.S. federal income tax under a tax treaty nor do we expect to qualify for the exemption under Section 883 of the Code during the 2021 tax year, unless our general partner exercises the "GasLog option" (defined below).

Our general partner, which is a wholly owned subsidiary of GasLog, by virtue of its general partner interest, has an option (the "GasLog option"), exercisable at its discretion, to cause our common unitholders to permanently have the right to elect a majority of our directors. If that option were exercised, we might qualify for an exemption from U.S. federal income tax on U.S. Source International Transportation Income under Section 883 of the Code. There is no assurance, however, that GasLog will exercise the GasLog option, which is necessary for us to qualify for such exemption, nor can we assure you that GasLog's exercise of the GasLog option would be sufficient for us to qualify for the exemption for our current or any future tax year.

For any tax year in which we are not entitled to the exemption under Section 883, we would be subject to the 4% U.S. federal income tax under Section 887 on our U.S. Source International Transportation Income (subject to the discussion of "effectively connected income" below) for those years. For 2020, our U.S. source gross transportation tax was $1.3 million.

In addition, our U.S. Source International Transportation Income that is considered to be "effectively connected" with the conduct of a U.S. trade or business is subject to the U.S. corporate income tax currently imposed at a rate of 21% (net of applicable deductions). In addition, we may be subject to the 30% U.S. "branch profits" tax on earnings "effectively connected" with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. Source International Transportation Income would be considered "effectively connected" with the conduct of a U.S. trade or business only if

  (i)
  we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

  (ii)
  substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

Taxation of Gain on Sale of Shipping Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. income taxation with respect to gain realized on a sale of a ship, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a ship will be considered to occur outside of the United States for this purpose if title to the ship (and risk of loss with respect to the ship) passes to the buyer outside of the United States. We expect that any sale of a ship will be so structured that it will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term "U.S. Holder" means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

    •
    an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

    •
    a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,

    •
    an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

    •
    a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividend received deduction with respect to distributions they receive from us. Dividends received with respect to our common units generally will be treated as foreign source "passive category income" for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate, or a "U.S. Individual Holder", generally will be treated as "qualified dividend income", which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the NYSE on which our common units are currently traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under "—PFIC Status and Significant Tax Consequences"); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as "extraordinary dividends". In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder's adjusted tax basis (or fair market value upon the unitholder's election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder's adjusted tax basis (or fair market value). If we pay an "extraordinary dividend" on our common units that is treated as "qualified dividend income", then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's adjusted tax basis in such units. The U.S. Holder's initial tax basis in its units generally will be the U.S. Holder's purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under "—Distributions"). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder's ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by deductions that are allocable to such income. Unitholders are encouraged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

    •
    at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

    •
    at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute "passive income" unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our past, current and projected methods of operation, and an opinion of counsel, we do not believe that we were, are or will be a PFIC for any of our previous taxable years or for our current or any future taxable year. We have received opinions of our U.S. counsel, Cravath, Swaine & Moore LLP, in support of this position that conclude that the income our subsidiaries earn from certain of our time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for each of our previous taxable years arose and that we expect that more than 25.0% of our gross income for our current and each future taxable year will arise from such time-chartering activities, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these representations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any of our previous taxable years or for our current or any future taxable year.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (or the Fifth Circuit) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a "foreign sales corporation" provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the court's holding in the Tidewater case and, at the same time, announced the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure unitholders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund", which we refer to as a "QEF election". As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file IRS Form 8621 with its U.S. federal income tax return to report its ownership of our common units.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an "Electing Holder", then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder's adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder's adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as "marketable stock", then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder's common units at the end of the taxable year over the holder's adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a "mark-to-market" election for that year, such holder hereinafter a "Non- Electing Holder", would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non-Electing Holder's holding period for the common units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

    •
    the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the common units;

    •
    the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

    •
    the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder's successor generally would not receive a step-up in tax basis with respect to such units. A Non-Electing Holder may be required to report its ownership of our common units by filing IRS Form 8621 with its U.S. federal income tax return.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership's ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income "effectively connected" with the Non-U.S. Holder's U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty and, if required by such income tax treaty, the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non- U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is "effectively connected" with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States (and required by such income tax treaty), such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

    •
    fails to provide an accurate taxpayer identification number;

    •
    is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

    •
    in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering may be required to file IRS Form 926 reporting such payment. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder is encouraged to consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain "foreign financial assets" (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders are encouraged to consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to "we", "our" or "us" are references to GasLog Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Cozen O'Connor, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder (so long as you are not a citizen or resident of the Marshall Islands). In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units (so long as you are not a citizen or resident of the Marshall Islands).

EACH PROSPECTIVE UNITHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

 PLAN OF DISTRIBUTION

We have entered into the Fourth Amended and Restated Equity Distribution Agreement with Credit Agricole Securities (USA) Inc. and Stifel, Nicolaus & Company, Incorporated, or the "Agents", under which we may offer and sell common units representing limited partner interests in GasLog Partners LP having an aggregate offering price of up to $250.0 million, from time to time through the Agents, as our sales agents. As of the date of this prospectus supplement, we have issued and sold common units having an aggregate offering price of $123.4 million which means that we may sell common units having an aggregate offering price of up to $126.6 million. We have filed the Fourth Amended and Restated Equity Distribution Agreement as an exhibit to a Report on Form 6-K, which is incorporated by reference in this prospectus supplement. The sales, if any, of common units made under the Fourth Amended and Restated Equity Distribution Agreement will be made by means of ordinary brokers' transactions on the NYSE at market prices, in block transactions, or as otherwise agreed upon by the Agents and us. As sales agents, the Agents will not engage in any transactions that stabilize the price of our common units.

Under the terms of the Fourth Amended and Restated Equity Distribution Agreement, we also may sell common units to the Agents as principals for their own account at a price agreed upon at the time of sale. If we sell common units to the Agents as principals, we will enter into a separate agreement with the Agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of common units to be sold through the Agents on a daily basis or otherwise as we and the Agents agree and the minimum price per unit at which such common units may be sold. Subject to the terms and conditions of the Fourth Amended and Restated Equity Distribution Agreement, the Agents will use their reasonable efforts to sell on our behalf all of the designated common units. We may instruct the Agents not to sell any common units if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Agents may suspend the offering of common units at any time and from time to time by notifying the other party.

The Agents will provide to us written confirmation following the close of trading on the NYSE each day on which common units are sold under the Fourth Amended and Restated Equity Distribution Agreement. Each confirmation will include the number of common units sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the Agents. We will report at least quarterly the number of common units sold through the Agents under the Fourth Amended and Restated Equity Distribution Agreement, the net proceeds to us (before expenses) and the compensation paid by us to the Agents in connection with the sales of common units.

We will pay the Agents a commission of up to 2.0% of the gross sales price per common units sold through it as our agents under the Fourth Amended and Restated Equity Distribution Agreement. We have agreed to reimburse the Agents for certain of their expenses in an amount up to (1) $120,000 in any consecutive four quarter period starting from the date of this prospectus supplement and (2) $270,000 over the duration of the Fourth Amended and Restated Equity Distribution Agreement.

Settlement for sales of common units will occur on the second business day following the date on which such sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or the Agents have reason to believe that our common units are no longer an "actively-traded security" as defined under Rule 101(c)(1) of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, such party will promptly notify the other and sales of common units pursuant to the

Fourth Amended and Restated Equity Distribution Agreement or any terms agreement will be suspended until, in our collective judgment, Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common units pursuant to the Fourth Amended and Restated Equity Distribution Agreement will terminate upon the earlier of (1) the sale of all common units subject to the Fourth Amended and Restated Equity Distribution Agreement and (2) the termination of the Fourth Amended and Restated Equity Distribution Agreement by us or by the Agents.

In connection with the sale of the common units on our behalf, each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the compensation paid to the Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

The Agents and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. Affiliates of the Agents are lenders under certain of our and our affiliates' credit facilities. To the extent we use proceeds from this offering to repay indebtedness under our credit facilities, affiliates of the Agents may receive a portion of the proceeds from this offering. In addition, in the ordinary course of their various business activities, the Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The Agents and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

 LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O'Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP.

 EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Partnership's Annual Report on Form 20-F for the year ended December 31, 2020, and the effectiveness of GasLog Partners LP's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee*	$0
Legal fees and expenses	275,000
Accounting fees and expenses	50,000
Printing and engraving costs	50,000
Transfer agent fees and other	5,000
Miscellaneous	10,000

Total	$390,000

*
Previously paid.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. For purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus supplement and GasLog Partners, reference is made to the registration statement.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with the SEC. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this prospectus.

This prospectus supplement incorporates by reference certain documents, to the extent noted therein, including the following:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 2, 2021.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of our common units made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 20-F and our reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of our common units, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the "Investor Relations" section of our website at www.gaslogmlp.com. Requests for such information should be made to us at the following address:

GasLog Partners LP
c/o GasLog LNG Services Ltd
69 Akti Miaouli
18537 Piraeus Greece
+30 210 459 1000
Attention: Alexandros Laios, General Counsel

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$400,000,000

GasLog Partners LP

Common Units Representing Limited Partner Interests
8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units Representing Limited Partner Interests
8.200% Series B Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units Representing Limited Partner Interests
8.500% Series C Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units Representing Limited Partner Interests
Other Classes of Units Representing Limited Partner Interests
Debt Securities
Warrants
Rights
Combination Units

        Through this prospectus, we may offer common units representing limited partner interests (the "Common Units"), 8.625% Series A Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units representing limited partner interests (the "Series A Preference Units"), 8.200% Series B Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units representing limited partner interests (the "Series B Preference Units"), 8.500% Series C Cumulative Redeemable Perpetual Fixed to Floating Rate Preference Units representing limited partner interests (the "Series C Preference Units" and, together with the Series A Preference Units and Series B Preference Units, the "Preference Units") and other classes of units representing limited partner interests (the "Other Units"), debt securities, warrants to purchase Common Units, Preference Units, Other Units or other rights (the "Warrants"), rights to purchase Common Units, Preference Units and Other Units (the "Rights"), and units consisting of any combination of the Common Units, Preference Units, Other Units, debt securities, Warrants and Rights (the "Combination Units") from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

        The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our Common Units are traded on the New York Stock Exchange under the symbol "GLOP".

        Our Series A Preference Units are traded on the New York Stock Exchange under the symbol "GLOP PR A".

        Our Series B Preference Units are traded on the New York Stock Exchange under the symbol "GLOP PR B".

        Our Series C Preference Units are traded on the New York Stock Exchange under the symbol "GLOP PR C".

        Our principal executive offices are located at 69 Akti Miaouli 18537 Piraeus Greece. Our telephone number at such address is +30 210 459 1000.

        Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is October 21, 2020.

i

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus include statements that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for dividends or distributions, and the impact of cash distribution reductions on the Partnership's business and growth prospects, plans, strategies, business prospects and changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements". In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the "SEC", other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

  •
  general liquefied natural gas ("LNG") shipping market conditions and trends, including spot and multi-year charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, including geopolitical events, technological advancements and opportunities for the profitable operations of LNG carriers;

  •
  fluctuations in charter hire rates, vessel utilization and vessel values;

  •
  our ability to secure new multi-year charters at economically attractive rates;

  •
  our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels which are not operating under multi-year charters, including the risk that certain of our vessels may no longer have the latest technology at such time which may impact our ability to secure employment for such vessels as well as the rate at which we can charter such vessels;

  •
  changes in our operating expenses, including crew wages, maintenance, dry-docking and insurance costs and bunker prices;

  •
  number of off-hire days and dry-docking requirements including our ability to complete scheduled dry-dockings on time and within budget;

  •
  planned capital expenditures and availability of capital resources to fund capital expenditures;

  •
  disruption to the LNG, LNG shipping and financial markets caused by the global shutdown as a result of the COVID-19 pandemic;

  •
  fluctuations in prices for crude oil, petroleum products and natural gas, including LNG;

  •
  fluctuations in exchange rates, especially the U.S. dollar and the Euro;

  •
  our ability to expand our portfolio by acquiring vessels through our drop-down pipeline with GasLog Ltd. ("GasLog") or by acquiring other assets from third parties;

  •
  our ability to leverage GasLog's relationships and reputation in the shipping industry;

  •
  the ability of GasLog to maintain long-term relationships with major energy companies and major LNG producers, marketers and consumers;

  •
  GasLog's relationships with its employees and ship crews, its ability to retain key employees and provide services to us, and the availability of skilled labor, ship crews and management;

  •
  changes in the ownership of our charterers;

  •
  our customers' performance of their obligations under our time charters and other contracts;

  •
  our future operating performance, financial condition, liquidity and cash available for distributions;

  •
  our distribution policy and our ability to make cash distributions on our units or the impact of cash distribution reductions on our financial position;

  •
  our ability to obtain debt and equity financing on acceptable terms to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, funding by GasLog of the revolving credit facility and our ability to meet our restrictive covenants and other obligations under our credit facilities;

  •
  future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending;

  •
  risks inherent in ship operation, including the discharge of pollutants;

  •
  the impact on us and the shipping industry of environmental concerns, including climate change;

  •
  any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity event;

  •
  the expected cost of and our ability to comply with environmental and regulatory requirements, including with respect to emissions of air pollutants and greenhouse gases, as well as future changes in such requirements or other actions taken by regulatory authorities, governmental organizations, classification societies and standards imposed by our charterers applicable to our business;

  •
  potential disruption of shipping routes due to accidents, diseases, pandemics, political events, piracy or acts by terrorists;

  •
  potential liability from future litigation; and

  •
  other risks and uncertainties described in the Partnership's Annual Report on Form 20-F filed with the SEC on March 3, 2020, and Quarterly Reports on Form 6-K filed with the SEC on May 7, 2020 and August 5, 2020, available at http://www.sec.gov.

        We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the "Risk Factors" section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

 THE COMPANY

        Unless otherwise indicated, references in this prospectus to:

  •
  "cbm" refer to cubic meters;

  •
  "Class B Units" refers collectively to the 2,075,000 Class B units (of which 415,000 are Class B-2 units, 415,000 are Class B-3 units, 415,000 are Class B-4 units, 415,000 are Class B-5 units and 415,000 are Class B-6 units), issued on June 30, 2019;

  •
  "dollars" and "$" refer to, and amounts are presented in, U.S. dollars;

  •
  "GasLog", depending on the context, refers to GasLog Ltd. and to any one or more of its direct and indirect subsidiaries, other than GasLog Partners;

  •
  "GasLog LNG Services" refer to GasLog LNG Services Ltd., a wholly owned subsidiary of GasLog;

  •
  "GasLog Partners", the "Partnership", "we", "our", "us" or similar terms refer to GasLog Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates;

  •
  "omnibus agreement" refers to the Omnibus Agreement dated May 12, 2014 by and among the Partnership, GasLog, our general partner and GasLog Partners Holdings LLC, as amended;

  •
  "our general partner" refer to GasLog Partners GP LLC, the general partner of GasLog Partners and a wholly owned subsidiary of GasLog; and

  •
  "Shell" refers to Royal Dutch Shell plc, or any one or more of its subsidiaries.

        We are a growth-oriented master limited partnership focused on owning, operating and acquiring LNG carriers engaged in LNG transportation under multi-year charters, which we define as charters of five full years or more. Our fleet consists of 15 LNG carriers, including ten vessels with tri-fuel diesel electric ("TFDE") propulsion technology and five steam-powered ("Steam") vessels, with an average carrying capacity of approximately 158,000 cbm. Twelve of our vessels have fixed charter terms expiring between 2020 and 2026 and six can be extended at the charterers' option. Eight of our vessels are chartered to subsidiaries of Shell.

        Our fleet was contributed to us by, or acquired from, GasLog, which controls us through its ownership of our general partner. As of October 9, 2020, we also had options and other certain acquisition rights under which we may acquire additional LNG carriers from GasLog. Under the omnibus agreement entered into with GasLog in connection with our IPO (defined below), we have the option to purchase from GasLog the GasLog Singapore, the GasLog Warsaw, the GasLog Windsor, the GasLog Wales and the GasLog Westminster within 30 days following receipt of notice from GasLog, in each case at fair market value as determined pursuant to the omnibus agreement. In addition, according to the terms of the omnibus agreement, GasLog will be required to offer us the opportunity to purchase each of Hull Nos. 2300, 2301, 2311 and 2312 within 30 days of the commencement of their respective charters.

        Pursuant to the omnibus agreement, we also have a right of first offer from GasLog to purchase any other LNG carriers with cargo capacities greater than 75,000 cbm engaged in ongoing LNG transportation under charters of five full years or more that GasLog owns or acquires (the "Five-Year Vessels") either at their acquisition cost plus certain break up costs (in the case of a newly acquired Five-Year Vessel) or at their fair market value (in the case of a previously owned vessel that becomes a Five-Year Vessel). Generally, we must exercise this right of first offer within 30 days following the notice from GasLog that the vessel has been acquired or has become a Five-Year Vessel.

        The options bring the current pipeline of vessels that we have, or may have, the right to acquire from GasLog to nine LNG carriers. We believe that such options and acquisition rights provide us with significant built-in growth opportunities. We may also acquire vessels from shipyards or other owners.

        We operate most of our vessels under multi-year charters with fixed-fee contracts that generate predictable cash flows. We intend to grow our fleet through further acquisitions of LNG carriers from GasLog and third parties. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow our per unit distributions. Among other things, our ability to acquire additional LNG carriers will be dependent upon our ability to raise additional financing. Additionally, as vessels currently operating under multi-year charters redeliver, the number of vessels available in the short-term or spot charter market is likely to continue to expand which may result in reduced opportunities to secure multi-year charters for our vessels.

        We are not obligated to purchase any of the vessels from GasLog described above and, accordingly, we may not complete the purchase of any such vessels. Furthermore, our ability to purchase any additional vessels, including under the omnibus agreement from GasLog, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs of these vessels. As of October 9, 2020, we have not secured any financing for the acquisition of additional vessels. Our ability to acquire additional vessels from GasLog is also subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, GasLog will be obligated to use reasonable efforts to obtain any such consents with regards to transactions covered by that agreement. We cannot assure you that in any particular case that the necessary consent will be obtained.

        On May 12, 2014, we completed an initial public offering of our Common Units (the "IPO"). We completed follow-on public offerings of our Common Units on September 29, 2014, June 26, 2015, August 5, 2016, January 27, 2017 and November 3, 2017. Our Common Units are listed on the New York Stock Exchange (the "NYSE") under the ticker symbol "GLOP". If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

        On May 15, 2017, we completed a public offering of our Series A Preference Units, liquidation preference $25.00 per unit. The Series A Preference Units are listed on the NYSE under the ticker symbol "GLOP PR A."

        On May 16, 2017, we commenced an "at-the-market" offering program under which we may offer and sell Common Units having an aggregate offering price of up to $100 million from time to time through our sales agents.

        On November 3, 2017, we increased the size of the "at-the-market" offering program under which we may offer and sell Common Units up to an aggregate offering price of up to $144.0 million from time to time through our sales agents.

        On January 17, 2018, we completed a public offering of our Series B Preference Units, liquidation preference $25.00 per unit. The Series B Preference Units are listed on the NYSE under the ticker symbol "GLOP PR B."

        On November 15, 2018, we completed a public offering of our Series C Preference Units, liquidation preference $25.00 per unit. The Series C Preference Units are listed on the NYSE under the ticker symbol "GLOP PR C."

        On February 26, 2019, we further increased the size of the "at-the-market" offering program under which we may offer and sell Common Units up to an aggregate offering price of up to $250.0 million from time to time through our sales agents.

        On June 24, 2019, GasLog and GasLog Partners entered into an agreement, effective as of June 30, 2019, to modify the partnership agreement, thereby eliminating GasLog's incentive distribution rights ("IDRs"). In exchange for the IDRs, GasLog received 2,532,911 Common Units and 2,490,000 Class B units (of which 415,000 were Class B-1 units, 415,000 are Class B-2 units, 415,000 are Class B-3 units, 415,000 are Class B-4 units, 415,000 are Class B-5 units and 415,000 are Class B-6 units), issued on June 30, 2019. The Class B units have all of the rights and obligations attached to the Common Units, except for voting rights and participation in earnings and distributions until such time as GasLog exercises its right to convert the Class B units to Common Units. The Class B units will become eligible for conversion on a one-for-one basis into Common Units at GasLog's option on July 1, 2021, July 1, 2022, July 1, 2023, July 1, 2024 and July 1, 2025 for the Class B-2 units, Class B-3 units, Class B-4 units, Class B-5 units and the Class B-6 units, respectively. The Class B-1 units were converted into Common Units on July 1, 2020.

        We maintain our principal executive offices at 69 Akti Miaouli 18537 Piraeus Greece. Our telephone number at such address is +30 210 459 1000. We have been organized under the laws of the Republic of the Marshall Islands.

RISK FACTORS

        Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F as well as the updated risk factors included in Exhibit 99.2 of our Report on Form 6-K filed with the SEC on May 7, 2020 and Exhibit 99.2 of our Report on Form 6-K filed with the SEC on August 5, 2020, each filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled "Where You Can Find Additional Information".

        Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to make cash distributions and lower the trading price of our securities. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

 SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

        We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

        Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, our registered agent, to accept service of process on our behalf in any such action.

        Cozen O'Connor, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $400,000,000 of any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find Additional Information".

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Partners, reference is made to the registration statement.

        We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

        This prospectus incorporates by reference the following documents:

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  our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 3, 2020, as amended on Form 20-F/A filed with the SEC on June 4, 2020;

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  our Current Reports on Form 6-K furnished to the SEC on February 6, 2020, April 2, 2020, May 7, 2020 (other than Exhibit 99.1 thereto), May 7, 2020, May 14, 2020, May 15, 2020, July 2, 2020, August 5, 2020 (other than Exhibit 99.1 thereto), August 5, 2020 and August 5, 2020;

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  the description of our Common Units which is contained in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description; and

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  the description of our Series A Preference Units which is contained in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on May 15, 2017, including any amendment or report filed for the purpose of updating such description.

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  the description of our Series B Preference Units which is contained in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on January 17, 2018, including any amendment or report filed for the purpose of updating such description.

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  the description of our Series C Preference Units which is contained in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on November 15, 2018, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        In accordance with Rule 402 of Regulation S-T, the XBRL-related information in Exhibit 101 to our Annual Report on Form 20-F and our reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as will be expressly set forth by specific reference in such filing.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investor Relations" section of our website at www.gaslogmlp.com. The information contained on or connected to our website is not a part of this prospectus. Requests for such information should be made to us at the following address:

GasLog Partners LP
c/o GasLog LNG Services Ltd
69 Akti Miaouli
18537 Piraeus Greece
+30 210 459 1000
Attention: General Counsel

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

 USE OF PROCEEDS

        Unless otherwise set forth in the applicable prospectus, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

        We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

CAPITALIZATION AND INDEBTEDNESS

        Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF COMMON UNITS

        A description of our Common Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF CLASS B UNITS

        The following description of the Class B Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the partnership agreement, which sets forth the terms of the Class B Units. A copy of the partnership agreement may be obtained from us as described under "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference".

General

        The Class B Units, which consist of a total of 2,075,000 Class B Units (of which 415,000 are designated Class B-2 Units, 415,000 are designated Class B-3 Units, 415,000 are designated Class B-4 Units, 415,000 are designated Class B-5 Units and 415,000 are designated Class B-6 Units), represent limited partner interests in us. GasLog currently owns 100% of our Class B Units.

        The holders of Class B Units have all of the rights and privileges of limited partners under our partnership agreement, except (i) with respect to the right to vote on or approve matters and (ii) for the right to participate in distributions made with respect to Common Units, in each case until such Class B Units convert into Common Units. For a description of the rights and privileges of limited partners under our partnership agreement, including the voting rights available to the holders of the Class B Units upon conversion into Common Units, see "Summary of our Partnership Agreement" below.

Voting Rights

        The holders of Class B Units do not have any voting rights and are not entitled to vote on or approve any matters, except for (i) the removal of an appointed director with cause or (ii) an amendment of the partnership agreement in certain limited circumstances, as set forth therein.

Distributions

        The holders of Class B Units do not have the right to participate in any distributions made with respect to Common Units, until the conversion of a Class B Unit into a Common Unit. Immediately upon the conversion of a Class B Unit into a Common Unit, the holder of such Common Unit issued upon conversion of such Class B Unit shall possess all of the rights and obligations of a holder of a Common Unit, including the right to participate in distributions made with respect to Common Units. The holder of a Class B Unit that is entitled to convert but has not yet converted does not have the right to participate in distributions made with respect to Common Units until such Class B Unit is converted into a Common Unit.

Conversion

        The Class B-2 Units, Class B-3 Units, Class B-4 Units, Class B-5 Units and Class B-6 Units are eligible for conversion on July 1, 2021, July 1, 2022, July 1, 2023, July 1, 2024 and July 1, 2025, respectively (each, a "Class B Convertible Date"). The Class B-1 units were converted into Common Units on July 1, 2020.

        At any time, and from time to time, on or after each Class B Unit becomes eligible for conversion, the holder of such Class B Unit shall have the option, in its sole discretion, to convert such Class B Unit into a Common Unit on a one-for-one basis. All Class B Units that have not yet been converted will automatically convert into Common Units on a one-for-one basis (i) immediately before the consummation of a change of control, (ii) immediately before the consummation of a merger, consolidation or conversion of the Partnership (except for a merger, consolidation, acquisition or any other transaction pursuant to which GasLog or any of its affiliates would acquire all of the

Partnership's outstanding Common Units), (iii) immediately upon the dissolution of the Partnership but before any liquidating distributions are made and (iv) upon the removal of the general partner in certain limited circumstances, each as set forth in the partnership agreement.

        Upon conversion, the rights of a holder of converted Class B Units as holder of Class B Units shall cease with respect to such converted Class B Units and such holder shall continue to be a limited partner and have the rights of a holder of Common Units. All Class B Units will, upon conversion into Common Units, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Class B Units converted.

Class B Cancellation Event

        Immediately before the consummation of a merger, consolidation, acquisition or any other transaction pursuant to which GasLog or any of its affiliates acquires all of the Partnership's outstanding Common Units, (i) all Class B Units will automatically be canceled and eliminated, cease to exist and no longer be outstanding and (ii) each holder of such canceled Class B Units will automatically cease to have any rights with respect thereto.

Transfer of Class B Units

        Prior to a Class B Unit's applicable Class B Convertible Date, a holder of such Class B Unit may transfer such Class B Unit without any consent to (A) an affiliate of such holder (other than an individual) or (B) another person (other than an individual) in connection with (x) the merger or consolidation of such holder with or into such other person or (y) the transfer by such holder of all or substantially all of its assets to such other person. Any other transfer by such holder prior to such Class B Unit's applicable Class B Convertible Date requires the prior approval of holders of a majority of Common Units, excluding Common Units held by GasLog and its affiliates. On or after such Class B Unit's applicable Class B Convertible Date, such holder may transfer such Class B Unit without approval of the majority of Common Units.

 DESCRIPTION OF SERIES A PREFERENCE UNITS

        A description of our Series A Preference Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on May 15, 2017, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF SERIES B PREFERENCE UNITS

        A description of our Series B Preference Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on January 17, 2018, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF SERIES C PREFERENCE UNITS

        A description of our Series A Preference Units can be found in our registration statement on Form 8-A (File No. 001-36433), filed with the SEC on November 15, 2018, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

        Our partnership agreement permits us to issue additional classes or series of equity interests at any time and from time to time for consideration on such terms and conditions established by our board of directors without the approval of any of our unitholders, other than the limited approval rights of the holders of the Preference Units. Unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Preference Units, voting as a class together with holders of any other Parity Securities (as defined in the partnership agreement) (if applicable), we may not (i) issue any Parity Securities if the cumulative distributions on Preference Units are in arrears or (ii) create or issue any Senior Securities (as defined in the partnership agreement). As of October 9, 2020, no classes of limited partnership interests were outstanding other than the Common Units, Class B Units, Series A Preference Units, Series B Preference Units and Series C Preference Units. Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the designations, preferences, rights, powers and duties of those units which shall be fixed by the board of directors, including, among other things, the following:

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  the right to share in partnership distributions;

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  the rights upon our dissolution and liquidation;

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  whether, and the terms and conditions upon which, we may or shall be required to redeem the Other Units (including sinking fund provisions);

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  whether the Other Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;

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  the terms and conditions upon which Other Units will be issued, evidenced by certificates and assigned or transferred;

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  the method for determining the Percentage Interest (as defined in our partnership agreement) as to such Other Units; and

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  the right, if any, of each Other Unit to vote on partnership matters, including matters relating to the relative rights, preferences and privileges of such Other Units.

        The particular terms of any class or series of any such class of units will also be described in the amendment to our partnership agreement relating to that class or series of such class of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of any such class of units.

        Such units will be fully paid and non-assessable (except as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act) when issued upon full payment of the purchase price therefor. The transfer agent, registrar and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.

        The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into Common Units or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

        The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

        The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into Common Units or other securities if specified in the applicable prospectus supplement.

Payments

        We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to "reopen" a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

        Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

        The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

  •
  the specific designation;

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  any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

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  the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

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  the date of maturity;

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  the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

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  the interest payment dates, if any;

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  the place or places for payment of the principal of and any premium and/or interest on the debt securities;

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  any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

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  whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

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  whether we will issue the debt securities in definitive form and under what terms and conditions;

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  the terms on which holders of the debt securities may convert or exchange these securities into or for Common Units or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

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  information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

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  any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

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  whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

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  any material United States federal income tax or other income tax consequences, including, but not limited to:

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  tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

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  tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

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  whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

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  whether the debt securities will be secured;

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  any applicable selling restrictions; and

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  any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

        Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

        Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

        The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

        An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

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  default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

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  we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

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  our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

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  an order is made or an effective resolution is passed for the winding up or liquidation of us; or

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  any other event of default provided in the supplemental indenture or resolution of the board of directors, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

        The indenture provides that, unless otherwise set forth in a supplemental indenture:

  •
  if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

  •
  if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

  •
  if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

        In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

        The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

        The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

  •
  the holder must have previously given written notice to the trustee of the continuing default;

  •
  the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

  •
  requested the trustee to institute that action; and

  •
  offered the trustee indemnity satisfactory to it;

  •
  the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

        The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

        We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

        Discharge of Indenture.    We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

  •
  paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

  •
  delivered to the trustee for cancellation all of the outstanding debt securities; or

  •
  irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

        Defeasance of a Series of Securities at Any Time.    We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

        Defeasance or covenant defeasance may be effected only if, among other things:

  •
  we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

  •
  we deliver to the trustee an opinion of counsel to the effect that:

  •
  the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

  •
  the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

  •
  in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

        Modification without Consent of Holders.    We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

  •
  secure any debt securities;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  add covenants for the protection of the holders of debt securities;

  •
  cure any ambiguity or correct any inconsistency;

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  establish the forms or terms of debt securities of any series;

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  evidence the acceptance of appointment by a successor trustee; or

  •
  make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the board of directors may deem necessary or desirable and which shall not adversely affect the rights of the holders of debt securities in any material respect.

        Modification with Consent of Holders.    We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

  •
  extend the final maturity of the security;

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  reduce the principal amount;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption;

  •
  change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

  •
  modify or amend the provisions for conversion of any currency into another currency;

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  reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

  •
  alter the terms on which holders of the debt securities may convert or exchange debt securities for Common Units or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

  •
  impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

  •
  reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

        Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

  •
  in registered form, where our obligation runs to the holder of the security named on the face of the security; or

  •
  in bearer form, where our obligation runs to the bearer of the security.

        Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

        Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

        Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

        Bearer Global Securities.    The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

        The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue Warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of Warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any Warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such Warrants;

  •
  the aggregate number of such Warrants;

  •
  the price or prices at which such Warrants will be issued;

  •
  the currency or currencies, in which the price of such Warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such Warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such Warrants may be purchased;

  •
  the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

  •
  the amount of Warrants outstanding;

  •
  if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

  •
  if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        The description in the applicable prospectus supplement of any Warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer Warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer Warrants, see "Where You Can Find Additional Information" beginning on page 9 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

        We may issue Rights to purchase our equity securities. These Rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the Rights in the rights offering. In connection with any Rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

        The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

  •
  the exercise price for the Rights;

  •
  the number of Rights issued to each shareholder;

  •
  the extent to which the Rights are transferable;

  •
  any other terms of the Rights, including terms, procedures and limitations relating to the exchange and exercise of the Rights;

  •
  the date on which the Right to exercise the Rights will commence and the date on which the Right will expire;

  •
  the amount of Rights outstanding;

  •
  the extent to which the Rights include an over-subscription privilege with respect to unsubscribed securities; and

  •
  the material terms of any standby underwriting arrangement entered into by us in connection with the Rights offering.

        The description in the applicable prospectus supplement of any Rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer Rights, see "Where You Can Find Additional Information" beginning on page 9 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE COMBINATION UNITS

        We may issue Combination Units consisting of any combination of Common Units, Preference Units, Other Units, debt securities, Warrants and Rights. Each Combination Unit will be issued so that the holder of the Combination Unit is also the holder of each security included in the Combination Unit. Thus, the holder of a Combination Unit will have the rights and obligations of a holder of each included security. The unit agreement under which a Combination Unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

        The applicable prospectus supplement relating to any series of units will describe the terms of the Combination Units, including, where applicable, the following:

  •
  the designation and terms of the Combination Units and of the securities comprising the Combination Units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement; and

  •
  any provisions for the issuance, payment, settlement, transfer, or exchange of the Combination Units or of the securities comprising the Combination Units.

        The description in the applicable prospectus supplement of any Combination Units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer Combination Units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer Combination Units, see "Where You Can Find Additional Information" beginning on page 9 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

SUMMARY OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement, which is qualified in its entirety by the terms and conditions of the partnership agreement, which is incorporated herein by reference. This summary should be read together with any subsequent amendments of the partnership agreement or reports filed for the purpose of updating the description of the important provisions of our partnership agreement and the rights and privileges of our unitholders. We will provide prospective investors with a copy of the partnership agreement upon written request at no charge. Please read "Where You Can Find More Information."

Organization and Duration

        We were organized on January 23, 2014 and have perpetual existence.

Purpose

        Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Marshall Islands Act.

        Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our Common Units and other partnership interests, including to the holders of Preference Units, as well as to our general partner in respect of its general partner interest. Please see "Our Cash Distribution Policy and Restrictions on Distributions" on page 43 of this prospectus for further information.

Capital Contributions

        No holder of Common Units, Class B Units or Preference Units is obligated to make additional capital contributions, except as described below under "—Limited Liability".

Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "Unit Majority" require the approval of a majority of the Common Units voting as a single class (excluding Class B Units prior to their conversion into Common Units). In voting their Common Units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

        Each outstanding Common Unit is entitled to one vote on matters subject to a vote of the holders of Common Units ("Common Unitholders"). However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group owns beneficially more than 4.9% of any class or series of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Preference Units.

        Holders of Class B Units and Preference Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series A Preference Units, Series B Preference Units or Series C Preference Units (as applicable), voting as a separate class, is required prior to any amendment to the partnership agreement that would have a material adverse effect on the existing terms of the Series A Preference Units, Series B Preference Units or Series C Preference Units, as applicable. In addition, unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Preference Units, voting as a class together with holders of any other Parity Securities, we may not (i) issue any Parity Securities if the cumulative distributions on Preference Units are in arrears or (ii) create or issue any Senior Securities (as defined in the partnership agreement). Distributions payable on the Preference Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Preference Units. In addition, in certain limited instances, the holders of Preference Units will be entitled to elect one director to our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Preference Units.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our general partner has appointed three of our five directors and the Common Unitholders elected the remaining two directors. Four of our directors meet the independence standards of the NYSE, two of which also qualify as independent of GasLog under our partnership agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the Common Unitholders, an additional director will thereafter be elected by our Common Unitholders. Our general partner may exercise this right in order to permit us to claim, or continue to claim, an exemption from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, or the "Code".

Action	Unitholder Approval Required and Voting Rights
Issuance of additional Common Units or other limited partner interests	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in our partnership.
Amendment of the partnership agreement

Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a Unit Majority. See "—Amendment of the Partnership Agreement".

Merger of our partnership or the sale of all or substantially all of our assets	Unit Majority and approval of our general partner and our board of directors. See "—Merger, Sale, Conversion or Other Disposition of Assets".
Dissolution of our partnership	Unit Majority and approval of our general partner and our board of directors. See "—Termination and Dissolution".
Reconstitution of our partnership upon dissolution	Unit Majority. See "—Termination and Dissolution".
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2024 in a manner that would cause a dissolution of our partnership. See "—Withdrawal or Removal of our General Partner".

Removal of our general partner

Not less than 66 2/3% of the outstanding Common Units, including Common Units held by our general partner and its affiliates, voting together as a single class. See "—Withdrawal or Removal of our General Partner".

Transfer of our general partner interest in us

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our Common Unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the Common Units, excluding Common Units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2024. See "—Transfer of General Partner Interest".

Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in General Partner".

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

  •
  asserting a claim arising pursuant to any provision of the Marshall Islands Act; and

  •
  asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he or she otherwise acts in conformity with the provisions of our partnership agreement, his or her liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he or she is obligated to contribute to us for his or her units plus his or her share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

  •
  to elect two (or, following the general partner's exercise of its right to transfer the power to elect a majority of our directors to the Common Unitholders, three) of our five directors;

  •
  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

        Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it was determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

        The partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders, other than certain limited approval rights of the holders of the Preference Units. However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within twelve months of issuance or which would otherwise have a material adverse impact on the general partner or its interest in us.

        We intend to fund acquisitions through borrowings and the issuance of additional Common Units or other equity securities and the issuance of debt securities. Holders of any additional Series A Preference Units we issue will be entitled to share equally with the then-existing holders of Series A Preference Units in our distributions, holders of any additional Series B Preference Units we issue will be entitled to share equally with the then-existing holders of Series B Preference Units in our distributions, holders of any additional Series C Preference Units we issue will be entitled to share equally with the then-existing holders of Series C Preference Units in our distributions and holders of any additional Common Units we issue will be entitled to share equally with the then-existing holders of Common Units in our distributions. Additionally, we may issue other equity securities that may dilute the value of the interests of the then-existing holders of Common Units or Preference Units in our net assets and such securities may have priority over Common Units or Preference Units for receipt of distributions.

        In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting or other rights to which the Common Units or the Preference Units are not entitled.

        Upon issuance of additional partnership interests (including our Common Units and Class B Units, but excluding the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Class B Units, Preference Units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including its interest represented by the Common Units and Class B Units that existed immediately prior to each issuance. Other holders of Common Units or Class B Units will not have similar pre-emptive rights to acquire additional Common Units or other partnership interests.

Tax Status

        The partnership agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of Common Units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. In addition, holders of Preference Units must approve certain amendments as described under "—Voting Rights." Except as we describe below, an amendment must be approved by a Unit Majority.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option;

  (3)
  change the term of our partnership;

  (4)
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner and our board of directors that is approved by the holders of a Unit Majority; or

  (5)
  give any person the right to dissolve our partnership other than the right of our general partner and our board of directors to dissolve our partnership with the approval of the holders of a Unit Majority.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

        Our board of directors may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

  (4)
  an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our general partner or their or its agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with any amendment expressly permitted in the partnership agreement to be made by our board of directors acting alone;

  (6)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

  (7)
  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

  (8)
  a change in our fiscal year or taxable year and related changes;

  (9)
  certain mergers or conveyances as set forth in our partnership agreement;

  (10)
  an amendment to cure any ambiguity, defect or inconsistency; or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

        In addition, our board of directors may make amendments to the partnership agreement without the approval of any limited partner or our general partner (subject to the limited approval rights of the holders of the Preference Units and the holders of other Parity Securities (if applicable)) if our board of directors determines that those amendments:

  (1)
  do not adversely affect the rights of our limited partners (or any particular class of limited partners) or our general partner in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the partnership agreement; or

  (5)
  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Limited Partner Approval

        Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—Amendment of the Partnership Agreement—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding limited partner interests (other than Preference Units) in relation to other classes or series of limited partner interests will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Preference Units will require the approval of at least two-thirds of the outstanding Preference Units. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

        A merger or consolidation of us requires the approval of our board of directors and the prior consent of our general partner and a Unit Majority. However, to the fullest extent permitted by law, our board of directors and our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our board of directors, without the prior approval of our general partner and the holders of units representing a Unit Majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a Unit Majority. Our general partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a Unit Majority.

        If conditions specified in our partnership agreement are satisfied, our board of directors, with the consent of our general partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.

        Immediately before the consummation of a change of control (as defined in the partnership agreement) or the consummation of a merger, consolidation or conversion of the partnership, all Class B Units that have not yet converted will automatically convert into Common Units on a one-for-one basis.

Termination and Dissolution

        We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner and our board of directors to dissolve us, if approved by the holders of units representing a Unit Majority;

  (2)
  at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a Unit Majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a Unit Majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in the Partnership Agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

        In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Preference Units will generally have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our Common Units or general partner units.

        Immediately upon the dissolution of the partnership, before any liquidation distributions are made, all Class B Units that have not yet converted will automatically convert into Common Units on a one-for-one basis.

Withdrawal or Removal of our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after March 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the above, our general partner may withdraw without unitholder approval upon 90 days' written notice to the limited partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of General Partner Interest".

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding Common Units, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a Unit Majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution".

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Common Units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates or the control of our board of directors by our general partner and its affiliates would provide the practical ability to prevent our general partner's removal. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding Common Units, voting as a single class.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  all Class B Units will immediately and automatically convert into Common Units on a one-for-one basis; and

  •
  our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest based on the fair market value of that interest at the time.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into Common Units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2024, without the approval of the holders of at least a majority of the outstanding Common Units, excluding Common Units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability.

        Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

        At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Common Units, Class B Units and Preference Units

        By transfer of Common Units, Class B Units or Preference Units in accordance with the partnership agreement, each transferee of Common Units, Class B Units or Preference Units automatically is admitted as a limited partner with respect to the Common Units, Class B Units or Preference Units transferred when such transfer and admission is reflected in our books and records. We will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically is deemed to:

  •
  represent that the transferee has the capacity, power and authority to become bound by the partnership agreement;

  •
  agree to be bound by the terms and conditions of, and to have executed, the partnership agreement;

  •
  grants power of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  give the consents and approvals contained in the partnership agreement.

        We are entitled to treat the nominee holder of a Common Unit, Class B Unit or a Preference Unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common Units, Class B Units and Preference Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred units.

        Until a Common Unit, Class B Unit or a Preference Unit has been transferred on our books, we and our transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

        The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove GasLog Partners GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class or series of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This loss of voting rights does not apply to the Preference Units.

        The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  all Class B Units will immediately and automatically convert into Common Units on a one-for-one basis; and

  •
  our general partner will have the right to convert its general partner interest into Common Units or to receive cash in exchange for that interest.

Limited Call Right

        If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class or series, except for the Class B Units and Preference Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days' written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the Partnership units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

        As a result of the general partner's right to purchase outstanding partnership interests, a holder of partnership interests may have the holder's partnership interests (except for the Class B Units and Preference Units) purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of units in the market. See "Material U.S. Federal Income Tax Considerations" and "Non-United States Tax Considerations."

Board of Directors

        Under our partnership agreement, our general partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. As of October 9, 2020, our board of directors is comprised of five persons. Our general partner has appointed three of our five directors and the Common Unitholders elected the remaining two directors. Four of our directors meet the independence standards of the NYSE, two of which also qualify as independent of GasLog under our partnership agreement, so as to be eligible for membership on our conflicts committee. If our general partner exercises its right to transfer the power to elect a majority of our directors to the Common Unitholders, an additional director will thereafter be elected by our Common Unitholders.

        Under certain limited circumstances, holders of our Preference Units (voting together as a class with any other Parity Securities) may elect one additional director to serve on our board of directors, at which point our general partner would similarly be entitled, at its election, to appoint one additional director to serve for only as long a period of time as the director elected by the holders of Preference Units and any other Parity Securities.

        Our board of directors nominates individuals to stand for election as elected board members on a staggered basis at an annual meeting of our limited partners. In addition, any limited partner or group of limited partners that holds beneficially 10% or more of the outstanding Common Units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than ten days following the public announcement of the meeting date. The notice must set forth:

  •
  the name and address of the limited partner or limited partners making the nomination or nominations;

  •
  the number of Common Units beneficially owned by the limited partner or limited partners;

  •
  the information regarding the nominee(s) proposed by the limited partner or limited partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the SEC;

  •
  the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

  •
  a certification that the nominee(s) qualify as elected board members.

        Our general partner may remove an appointed board member with or without cause at any time. "Cause" generally means a court's finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our general partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our general partner may fill the vacancy. Any and all of the board members elected by the Common Unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding Common Units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings; Voting

        Unlike the holders of common stock in a corporation, the holders of our Common Units have only limited voting rights on matters affecting our business. On those matters that are submitted to a vote of Common Unitholders, each record holder of a Common Unit may vote according to the holder's percentage interest in us of all holders entitled to vote on such matter, although additional limited partners interests having special voting rights could be issued. Holders of the Class B Units and Preference Units generally have no voting rights. However, holders of the Preference Units have limited voting rights as described under "—Voting Rights".

        Except as described below regarding a person or group owning more than 4.9% of any class or series of limited partner interests then outstanding, limited partners who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        We hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by our limited partners, or any applicable class thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our board of directors or by limited partners owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of 33 1/3% of the outstanding limited partner interests of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

        Each record holder of a unit may vote according to the holder's percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Interests". However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, except for Class B Units and Preference Units, any such limited partner interests owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by law. Effectively, this means that the voting rights of any such limited partners in excess of 4.9% will be redistributed pro rata among the other limited partners of such class or series holding less than 4.9% of the voting power of all classes of limited partner interests entitled to vote. Our general partner, its affiliates and persons who acquired Common Units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their Common Units in the election of the elected directors. This limitation will help our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code in the event our general partner, by virtue of its general partner interest, transfers the power to elect a majority of our directors to the Common Unitholders. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units or Preference Units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability", the Common Units and Preference Units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of Common Units or Preference Units in accordance with our partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was an affiliate of our general partner or any departing general partner;

  (4)
  any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

  (5)
  any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our general partner or any departing general partner;

  (6)
  our officers;

  (7)
  any person designated by our board of directors; and

  (8)
  the members of our board of directors.

        Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our partnership agreement also requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our general partner by our board of directors.

Books and Reports

        Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

Right to Inspect Our Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner's own expense, have furnished to the limited partner:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of the partnership agreement, the certificate of limited partnership of the partnership and related amendments;

  (4)
  information regarding the status of our business and financial position; and

  (5)
  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other partnership interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of GasLog Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our Common Units, Class B Units and other partnership interests, including to the holders of Preference Units as well as to our general partner in respect of its general partner interest.

General

Rationale for Our Cash Distribution Policy

        Our cash distribution policy reflects a judgment that our unitholders are better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it, because we believe we will generally finance any expansion capital expenditures from external financing sources. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

  •
  Our unitholders have no contractual or legal right to receive distributions unless there is available cash at the end of each quarter as defined in our partnership agreement and the distributions for Preference Units have been paid. The determination of available cash is subject to the broad discretion of our board of directors to establish reserves and other limitations and to take into consideration our debt service obligations.

  •
  We are subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy.

  •
  We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

  •
  Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. Our partnership agreement can be amended with the approval of a majority of the outstanding Common Units. GasLog holds a 35.3% interest in the Partnership as of October 9, 2020 (including 2.0% through general partnership units).

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.

  •
  Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See "Risk Factors" for a discussion of these factors.

        Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Preference Unit Distributions

        The Preference Units are senior to all classes of our Common Units and general partner units. No distribution may be declared or paid or set apart for payment on any Common Units or general partner units unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Preference Units through the most recent distribution payment date. Holders of the Preference Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions.

        Distributions on our Preference Units are payable quarterly on each of March 15, June 15, September 15 and December 15, or the next succeeding business day, as and if declared by our board of directors out of legally available funds for such purpose.

        For the Series A Preference Units, from and including May 15, 2017 to, but excluding, June 15, 2027, the distribution rate is 8.625% per annum per $25.00 of liquidation preference per unit (equal to $2.15625 per annum per unit). From and including June 15, 2027, the distribution rate for the Series A Preference Units will be a floating rate equal to three-month LIBOR plus a spread of 6.31% per annum per $25.00 of liquidation preference per unit. The distribution rates are not subject to adjustment.

        For the Series B Preference Units, from and including January 17, 2018 to, but excluding, March 15, 2023, the distribution rate is 8.200% per annum per $25.00 of liquidation preference per unit (equal to $2.05 per annum per unit). From and including March 15, 2023, the distribution rate for the Series B Preference Units will be a floating rate equal to three-month LIBOR plus a spread of 5.839% per annum per $25.00 of liquidation preference per unit. The distribution rates are not subject to adjustment.

        For the Series C Preference Units, from and including November 15, 2018 to, but excluding, March 15, 2024, the distribution rate is 8.500% per annum per $25.00 of liquidation preference per unit (equal to $2.05 per annum per unit). From and including March 15, 2024, the distribution rate for the Series C Preference Units will be a floating rate equal to three-month LIBOR plus a spread of 5.317% per annum per $25.00 of liquidation preference per unit. The distribution rates are not subject to adjustment.

        Our Preference Unit distribution payment obligations impact our future liquidity needs. If we do not pay our Preference Unit distributions, we will not be able to pay distributions to our Common Unitholders.

Distributions of Available Cash

General

        Within 45 days after the end of each quarter we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date, excluding the holders of the Class B Units, subject to distributions with respect to Preference Units as described under "—Preference Unit Distributions" and to the general partner as described under "—General Partner Interest", in the following manner:

  •
  first, to our general partner, in accordance with its percentage interest in the manner described in "—General Partner Interest" below; and

  •
  thereafter, to all Common Unitholders pro rata, a percentage equal to 100% less the general partner percentage interest, in the manner described in "—General Partner Interest" below.

        The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional Common Units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional Common Units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of Common Units based on the current market value of the contributed Common Units.

Definition of Available Cash

        Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

  •
  less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our board of directors and our subsidiaries to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

  •
  comply with applicable law, any of our debt instruments or other agreements;

  •
  provide funds for Preference Unit distributions and Preference Unit redemption payments; and/or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below, subject to distributions with respect to Preference Units and Parity Securities (if applicable) as described under "—Preference Unit Liquidation Rights".

        All property and all cash in excess of that required to discharge liabilities of the partnership shall be distributed:

  i.
  first, to the general partner in accordance with its percentage interest; and

  ii.
  second, to all unitholders, pro rata, a percentage equal to 100% less the general partner's percentage interest.

Preference Unit Liquidation Rights

        The holders of Preference Units will be entitled, in the event of a dissolution, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our Common Units, Class B Units or any other Junior Securities (as defined in the partnership agreement). In the event that our assets available for distribution to holders of the outstanding Preference Units and any other Parity Securities (if applicable) are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Preference Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Preference Units and other Parity Securities (if applicable), our remaining assets and funds will be distributed among the holders of the Common Units, Class B Units and any other Junior Securities then outstanding according to their respective rights.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Our Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in Common Units or Preference Units. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

NON-UNITED STATES TAX CONSIDERATIONS

        Our Annual Report filed on Form 20-F provides a discussion of Marshall Islands tax consequences that may be relevant to prospective investors in Common Units or Preference Units. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION

        We may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

        Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Units may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in privately negotiated transactions;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  as settlement of short sales entered into after the date of the prospectus;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  through broker-dealers, who may act as agents or principals;

  •
  through sales "at the market" to or through a market-maker;

  •
  in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents;

  •
  in options transactions;

  •
  over the Internet;

  •
  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or "FINRA", if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a "conflict of interest" under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

        The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$0
Printing			*
Legal Fees and Expenses.			*
Accountants' Fees and Expenses			*
NYSE Fees			*
Miscellaneous Costs			*

Total	$		*

*
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the securities and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O'Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

 EXPERTS

        The financial statements incorporated in this Prospectus by reference from the Partnership's Annual Report on Form 20-F and the effectiveness of GasLog Partners LP's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

$250,000,000

GasLog Partners LP
Common Units Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

March 31, 2021

Credit Agricole CIB Stifel